Exhibit 2.1

Execution Copy

STOCK PURCHASE AGREEMENT

by and between:

NOVINIUM, INC.,

a Delaware corporation;

and

WILLBROS UTILITY T&D HOLDINGS, LLC,

a Delaware limited liability company

and

(solely with respect to those sections expressly identified herein)

WILLBROS GROUP, INC.,

a Delaware corporation

Dated as of March 17, 2015

i

3.19	Benefit Plans	32

3.20	Employee and Labor Matters	34

3.21	Environmental Matters	35

3.22	Transactions with Affiliates	36

3.23	Brokers	36

3.24	Certain Business Practices	36

3.25	Export	37

3.26	Customers and Suppliers	38

3.27	Inventories	38

3.28	Bank Accounts; Trade Names	38

3.29	Products Liability	38

3.30	Information Technology	39

3.31	Disclosure	39

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER		39

4.1	Organization and Standing	39

4.2	Power and Authority; Binding Agreement	39

4.3	Noncontravention	40

4.4	Investment Intent	40

4.5	Investment Awareness	40

4.6	Brokers	40

4.7	Litigation	40

4.8	No HSR Filing Requirements	40

4.9	Availability of Funds	40

ARTICLE V COVENANTS		41

5.1	Confidentiality	41

5.2	Publicity	41

5.3	Further Assurances; Cooperation	42

5.4	Necessary Consents and Approvals	42

5.5	Noncompetition; Nonsolicitation	42

5.6	Tax Elections	44

5.7	Other Transition Matters	44

5.8	General Release	44

5.9	Exculpation and Indemnification of Directors and Officers	44

5.10	Insurance Matters	45

5.11	Contract Matters; Replacement of Bonds	46

5.12	Consummation of the Stock Purchase	46

5.13	Employees; Benefit Plans	46

5.14	Plant Closings and Mass Layoffs	47

5.15	Seller Intellectual Property	47

5.16	Company Intellectual Property	47

5.17	Pre-Closing Activities	47

5.18	Efforts to Consummate	47

5.19	Supplementation and Amendment of Disclosure Schedule	47

5.20	Financing	48

5.21	Cooperation With Financing	48

ARTICLE VI CONDITIONS TO CLOSING		48

6.1	Conditions to Obligations of Purchaser	48

6.2	Conditions to Obligations of Seller	49

ARTICLE VII CLOSING		49

7.1	Closing	49

7.2	Deliveries	50

ARTICLE VIII INDEMNIFICATION		51

8.1	Survival	51

8.2	Indemnification of Purchaser	52

8.3	Indemnification of Seller	53

8.4	Indemnification Claims	54

8.5	Limits on Indemnification	56

8.6	Exclusive Remedy	56

8.7	Materiality Qualifier	56

8.8	No Damages on Multiples of Earnings	56

8.9	Payment	57

8.10	Tax Treatment of Indemnification Payments	57

ARTICLE IX TAX MATTERS		57

9.1	Tax Returns	57

9.2	Liability for Taxes	58

9.3	Apportionment of Taxes	58

9.4	Cooperation on Tax Matters	59

9.5	Allocation of Purchase Price	59

9.6	Transfer Taxes	60

9.7	Tax Sharing Agreements	60

9.8	Amendments	60

ARTICLE X TERMINATION		60

10.1	Termination	60

10.2	Effect of Termination	61

ARTICLE XI MISCELLANEOUS		61

11.1	Entire Agreement; Amendment; Waiver	61

11.2	Section Headings; Interpretation	61

11.3	Notices	61

11.4	No Presumption Against Drafter	62

11.5	Nonassignability	62

11.6	No Third Party Beneficiaries	63

11.7	Governing Law	63

11.8	Jurisdiction and Venue; Waiver of Jury Trial	63

11.9	Specific Performance	64

11.10	Severability	64

11.11	Fees and Expenses	64

11.12	Cooperation	64

11.13	Maintenance of Books and Records	64

11.14	Counterparts	65

11.15	Parent Guaranty	65

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of March 17, 2015, by and between Novinium, Inc., a Delaware corporation (“Purchaser”), Willbros Utility T&D Holdings, LLC, a Delaware limited liability company (“Seller”) and Willbros Group, Inc., a Delaware corporation (“Parent”), solely with respect to Section 5.1, Section 5.2, Section 5.4(c), Section 5.5, Section 5.6, Section 5.8, Section 9.5 and Article XI hereto. Capitalized terms used in this Agreement and not otherwise defined in this Agreement shall have the meanings given to such terms in Section 1.1.

BACKGROUND

UTILX Corporation, a Delaware corporation (the “Company”), and its Subsidiaries are engaged in the business of providing cable rejuvenation and online partial discharge testing (the “Business”).

Parent indirectly owns 100% of the issued and outstanding equity interests of Seller, and Seller owns 100% of the issued and outstanding shares of capital stock of the Company (the “Shares”).

At the Closing, the Parties intend to enter into a Transition Services Agreement, and enter, or cause to be entered, certain other Transaction Documents.

Seller desires to sell, and Purchaser desires to purchase, all of the Shares on the terms and subject to the conditions set forth in this Agreement.

Parent desires to guaranty the complete and punctual performance by Seller of its obligations hereunder.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements in this Agreement set forth, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Acquisition Date” means July 1, 2010, the date on which Parent acquired InfrastruX Group, Inc., of which the Company was a Subsidiary.

“Affiliate” means, with respect to any specified Person, any other Person which, directly or indirectly, controls, is under common control with, or is controlled by, such specified Person. As used herein, the term “control” means (i) the power to vote at least twenty percent (20%) of the voting power of a Person or (ii) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of such a Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliated Group” means an “affiliated group” within the meaning of Section 1504 of the Code, or any similar group filing, or required to file, Tax Returns on an affiliated, consolidated, combined or unitary basis under state, local or non-U.S. Tax Law.

“Affiliate Transaction” is defined in Section 3.22.

“Agreement” means this Agreement, as may be amended from time to time, and the exhibits and Disclosure Schedule hereto.

“AGUB” is defined in Section 9.5.

“Allocation Notice of Objection” is defined in Section 9.5.

“Allocation Review Period” is defined in Section 9.5.

“Allocation Schedule” is defined in Section 9.5.

“Applicable U.S. Benefit Plans” is defined in Section 3.19(a).

“Benefit Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), any bonus plan, retirement plan, deferred compensation plan, incentive compensation plan, profit sharing plan, stock or equity based plan, Code Section 125 cafeteria plan or flexible benefit arrangement, change in control, golden parachute, severance or salary continuation plan, policy, arrangement, agreement or program, and any other plan, policy, arrangement, agreement or program (whether or not subject to the Laws of the United States) providing compensation or benefits of any kind, whether written or oral, informal or formal, to any current or former employee, director, officer or natural person service provider of the Company, any of its Subsidiaries, the Business or any of their respective beneficiaries, dependents or family members, in each case, established, maintained, contributed to or required to be established, maintained or contributed to by or on behalf of Seller, the Company, any of their respective Subsidiaries or any of their respective ERISA Affiliates or to which Seller, the Company, any of their respective subsidiaries or any of their respective ERISA Affiliates may have any liability or obligation.

“Business” has the meaning set forth in the Background.

“Business Day” means any day other than (i) a Saturday or Sunday, or (ii) a day on which banking institutions located in the State of Washington or the State of Texas are permitted or required by Law, executive order or decree of a Governmental Entity to remain closed.

“Cap” is defined in Section 8.2(e).

“Carve Out Losses” is defined in Section 8.2(d).

“Cash” means cash and cash equivalents of the Company and its U.S. Subsidiaries, as of the close of business on the day before the Closing Date, as determined in accordance with GAAP consistently applied. For the avoidance of doubt, Cash in Germany is included in the Net Working Capital Amount.

“Closing” is defined in Section 7.1.

“Closing Balance Sheet” is defined in Section 2.5(a).

“Closing Date” is defined in Section 7.1.

“Closing Date Indebtedness” means with respect to the Company and its Subsidiaries, all outstanding and unpaid Indebtedness, as of the close of business on the day before the Closing Date. For the avoidance of doubt, Closing Date Indebtedness does not include any items taken into account in the determination of the Net Working Capital Amount or Company Transaction Expenses.

“Closing Payment Statement” is defined in Section 2.3.

“Closing Statement” is defined in Section 2.5(a).

“COBRA” is defined in Section 3.19(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Background.

“Company Continuing Employee” is defined in Section 5.13(a).

“Company U.S. Benefit Plan” is defined in Section 3.19(a).

“Company Intellectual Property License” is defined in Section 3.15(b).

“Company Marks” means the trademarks set forth on Section 3.15(b)(i) of the Disclosure Schedule and any trademark consisting of, including or embodying (in each case, in whole or in part) the term “UTILX,” “CABLECURE,” “CABLEWISE” or “FLOWMOLE,” in each case, such term by itself or with other words and/or designs and including all variations, translations, adaptations, combinations and derivations thereof.

“Company Owned Intellectual Property” means all Intellectual Property that is owned by the Company or any of its Subsidiaries, including any under development by the Company or its Subsidiaries.

“Company Transaction Expenses” means: (i) all of the fees, costs and expenses incurred or payable by the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses payable to brokers, finders, attorneys, financial advisors or accountants, (ii) all payments by the Company or any of its Subsidiaries to obtain any third party consent required under any Contract in connection with the consummation of the transactions contemplated by this Agreement (subject to the last sentence in this definition); (iii) all obligations that arise in whole or in part as a result of the consummation of the transactions contemplated by this Agreement under any Contract or Benefit Plan in effect on or before the Closing Date, including all change of control, severance, retention, special incentive bonus, stock appreciation, phantom stock or similar obligations or any other accelerations of or increases in rights or benefits, and the employer share of any and all Medicare, Social Security and other Taxes that are payable in connection with or as a result of the satisfaction of such obligations, for the avoidance of doubt, excluding any employee or other payment resulting from actions taken by Purchaser after the Closing (subject to the last sentence in this definition), and (iv) the amount of any change of control payments or expenses resulting solely from the transaction and arising out of employment contracts with the Company or any of its Subsidiaries, for the avoidance of doubt, excluding any employee payment resulting from actions taken by Purchaser after the Closing. For the avoidance of doubt, Company Transaction Expenses do not include any payments by the Company or any of its Subsidiaries to obtain any third party consent required under any customer Contract in connection with the consummation of the transactions contemplated by this Agreement, or any obligations that arise in whole or in part as a result of the consummation of the transactions contemplated by this Agreement under any customer Contract in effect on or before the Closing Date, including all change of control obligations or any other accelerations of or increases in rights thereunder.

“Constitutive Documents” means the certificate or articles of incorporation or organization, bylaws, operating agreement or similar organizational documents of the Company and each of its Subsidiaries and all amendments thereto.

“Contingent Worker” is defined in Section 3.20(e).

“Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, Lease or other contract, commitment, agreement, instrument, obligation, undertaking, concession, franchise, license or legally binding arrangement or legally binding understanding, whether written or oral.

“Controlled Group Liability” means any and all liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, (v) the portability and nondiscrimination requirements of Section 701 et seq. of ERISA and Section 9801 et seq. of the Code, and (vi) Section 4975 of the Code.

“Copyright” means any copyright (i) licensed or assigned from any third party, or (ii) registered or applied for, and all applications, registrations, and renewals in connection therewith.

“Customs Laws” is defined in Section 3.25(a)(vi).

“Deductible” is defined in Section 8.2(b).

“Disallowed Tax Refund” is defined in Section 9.1(b).

“Disclosure Schedule” means a schedule of exceptions to the representations and warranties of Seller set forth in Article III, delivered contemporaneously with this Agreement.

“Dow Contracts” means (i) that certain Trademark License Agreement effective as of June 1, 2012 by and between the Company and Dow Corning Corporation and (ii) that certain Exclusive Distribution Agreement effective as of June 1, 2012 by and between the Company and Dow Corning Corporation.

“EAR” is defined in Section 3.25(a)(i).

“Encumbrances” is defined in Section 3.5.

“Environment” means any and all environmental media, including ambient air (including indoor air), surface water, ground water, drinking water supply, soil, land surface, subsurface strata, wetlands or sediments.

“Environmental Deductible” is defined in Section 8.2(c).

“Environmental Law” means all existing and applicable Laws pertaining to or relating to pollution, contamination, cleanup, remediation, protection or restoration of the Environment, or the manufacture, generation, handling, storage, use, emission, discharge, release, transportation, treatment, disposal or remediation of any Hazardous Material, or the protection of human health or worker health and safety, including the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Occupational Safety and Health Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act and any similar Law or state counterpart as such are enacted and in effect on the Closing Date.

“Environmental Permits” is defined in Section 3.21(a).

“Environmental Property” is defined in Section 3.21(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations issued thereunder.

“ERISA Affiliate” means any Person which is (or at any relevant time was) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliate service group” with the Company as such terms are defined in Section 414(b), (c), (m) or (o) of the Code.

“Estimated Closing Date Indebtedness” is defined in Section 2.3.

“Estimated Company Transaction Expenses” is defined in Section 2.3.

“Estimated Net Working Capital Amount” is defined in Section 2.3.

“Escrow Agent” is defined in Section 2.4(a)(i).

“Escrow Agreement” is defined in Section 2.6.

“Escrow Deposit Amount” is defined in Section 2.4(a)(i).

“Escrow Fund” is defined in Section 2.6.

“Final Adjustment Amount” is defined in Section 2.5(e).

“Financial Statements” is defined in Section 3.9(a).

“Financing” is defined in Section 4.9.

“Foreign Benefit Plan” means a Benefit Plan not subject to the laws of the United States, maintained outside the jurisdiction of the United States, or covering any employee of a Foreign Subsidiary who resides or works outside the United States.

“Foreign Subsidiary” means a Subsidiary formed under the laws of a Governmental Entity other than the United States.

“Fundamental Representations” means, collectively, the representations and warranties set forth in Sections 3.1 (Organization and Standing), 3.2 (Power and Authority; Binding Agreement), 3.4(b) (Compliance with Laws), 3.5 (Title to Shares), 3.6 (Capitalization), 3.7 (Subsidiaries), 3.12(a), (d) and (e) (Assets other than Real Property), 3.17 (Taxes), 3.21 (Environmental Matters), 3.23 (Brokers), 3.24 (Certain Business Practices) and 3.25 (Export).

“GAAP” means accounting principles generally accepted in the United States, consistently applied.

“Governmental Entity” means any federal, state, or non-U.S. governmental public body, agency, commission, tribunal, or authority.

“Guaranteed Obligations” is defined in Section 9.15.

“Hazardous Material” means, whether solid, liquid or gaseous: (i) any substance, chemical waste, product, derivative or material that is listed, classified, defined, or regulated as a “hazardous substance”, “hazardous waste” or “toxic substance” under any Environmental Law; (ii) any petroleum, petroleum product, waste oil, crude oil and its fractions, asbestos and asbestos-containing material, urea formaldehyde, pesticide, toxic mold or polychlorinated biphenyl; (iii) any substance or material that is explosive or radioactive; and (iv) any other material, substance or waste which is regulated under any applicable Environmental Law.

“Income Tax” or “Income Taxes” means any Tax or Taxes (i) imposed on, or with reference to income (whether net income, gross income, gross receipts or income as specially defined), or (ii) imposed on, or with reference to, multiple bases including income (whether net income, gross income, gross receipts or income as specially defined).

“Income Tax Return” means any Tax Return for Income Taxes.

“Indebtedness” means, without duplication: (i) all indebtedness of the Company or its Subsidiaries for borrowed money; (ii) all obligations of the Company or its Subsidiaries evidenced by bonds, debentures, notes or other similar instruments or debt securities; (iii) all obligations of the Company or its Subsidiaries under swaps, hedges or similar instruments; (iv) all obligations of the Company or its Subsidiaries for the deferred purchase price of any property or services (other than trade accounts payable and accrued expenses incurred in the ordinary course of business and solely to the extent reflected as accounts payable or accrued expenses in the Net Working Capital Amount, including any earn-out or similar obligations, other than any earn-out obligations or royalty payments owing pursuant to that Asset Purchase Agreement, dated as of January 29, 2007, between the Company and DTE Energy Technologies, Inc., which shall not be considered items of Indebtedness, payments under non-compete agreements (excluding Company Transaction Expenses) and seller notes; (v) all obligations of the Company or its Subsidiaries created or arising under any conditional sale or other title retention agreement; (vi) all obligations of the Company or its Subsidiaries secured by a Lien (excluding any Liens in connection with Parent’s credit facility that have been released as of the Closing); (vii) all obligations under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, except those leases identified on Section 1.1(a) of the Disclosure Schedule; (viii) all obligations of the Company or its Subsidiaries in respect of bankers’ acceptances or letters of credit (to the extent drawn); (ix) all obligations of any Person other than the Company or any of its Subsidiaries which are directly or indirectly guaranteed by the Company or any of its Subsidiaries or in respect of which the Company or any of its Subsidiaries has otherwise assured an obligee against loss (to the extent such guarantee is called upon); (x) all interest, principal, prepayment penalties, premiums, fees or expenses due or owing in respect of any item listed in clauses (i) through (ix) above. For the avoidance of doubt, Indebtedness does not include Warranty Reserve or any warranty claims received in writing on or after the Closing Date (whether or not such warranty claims are in the Warranty Reserve).

“Independent Accounting Firm” is defined in Section 2.5(a).

“Indemnified Party” means either a Purchaser Indemnified Party or a Seller Indemnified Party.

“Indemnifying Person” means the Party obligated to indemnify an Indemnified Party hereunder.

“Insurance Policies” means all property, casualty and liability insurance policies which provide coverage to or for the benefit of or with respect to the Company, any of its Subsidiaries or the Business or any director, manager, officer or employee of the Company, any of its Subsidiaries or the Business in his or her capacity as such.

“Intellectual Property” means any (i) Patents, (ii) Marks, (iii) Copyrights, (iv) confidential information and trade secrets, including research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals, all inventions (whether patentable or not), invention disclosures, databases and data collections, and all documentation evidencing or embodying any of the foregoing, (v) software or computer programs, internet uniform resource locators, domain names, databases, subroutines, user interfaces, URLs, web sites and data collections and all rights therein; (vi) all other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, prototypes, samples, studies, and summaries); (vii) any similar or equivalent rights to any of the foregoing and (viii) licenses and agreements pursuant to which a Person has acquired rights in or to any of the foregoing or licenses or agreements pursuant to which a Person has licensed or transferred the right to use any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“ITAR” is defined in Section 3.25(a)(i).

“Judgment” means any judgment, order, ruling, injunction, award or decree of, or issued by, any Governmental Entity.

“Knowledge” or any similar phrase or qualification based on knowledge means, (a) with respect to Seller as to any matter in question, (i) the actual knowledge of Jack Stel and Jason French (and solely with respect to Section 3.15, Rick Stagi), and (ii) the knowledge that any such person referenced in clause (i) above, would reasonably be expected to have after due inquiry of persons having supervisory authority over, or otherwise having responsibility for, the subject matter in question, (b) with respect to Parent, (i) the actual knowledge of the employees and officers of Parent and its Affiliates having supervisory authority over, or otherwise having responsibility for, the subject matter in question, and (ii) the knowledge that any such person referenced in clause (i) above, would reasonably be expected to have after due inquiry of persons having supervisory authority over, or otherwise having responsibility for, the subject matter in question, and (c) with respect to the Purchaser as to any matter in question, (i) the actual knowledge of Glen Bertini and David Lewis and (ii) the knowledge that any such person referenced in clause (i) above would have after reasonable inquiry of persons having supervisory authority over, or otherwise having responsibility for, the subject matter in question.

“Law” means any common law, constitution, act, code, statute, law, ordinance, treaty, rule, regulation, requirement, or Judgment of any Governmental Entity.

“Legal Proceeding” means any action, suit, proceeding, claim, litigation, arbitration, mediation or audit by or before any Governmental Entity or before any court, arbitrator or mediator or similar party, or any investigation or review by any Governmental Entity.

“Lease” is defined in Section 3.13(c).

“Leased Property” is defined in Section 3.13(a).

“Liabilities” means any indebtedness, liabilities or obligations of any nature whatsoever, whether accrued or unaccrued, absolute or contingent, direct or indirect, asserted or unasserted, fixed or unfixed, known or unknown, choate or inchoate, perfected or unperfected, liquidated or unliquidated, secured or unsecured, or otherwise, and whether due or to become due.

“Lien” means any lien, pledge, claim, charge, mortgage, encumbrance or other security interest of any kind, whether arising by Contract or by operation of Law.

“Listed Intellectual Property” is defined in Section 3.15(b).

“Losses” means any Liabilities, losses, damages, Taxes, deficiencies, Judgments, assessments, fines, fees, penalties and expenses (including amounts paid in settlement, interest, investigation, court costs, costs of investigators, fees and reasonable expenses of attorneys, accountants, financial advisors, consultants and other experts, other expenses of litigation, lost profits and diminution in value (specifically excluding lost profits and diminution of value calculated based on application of a multiplier)). Notwithstanding the foregoing, “Losses” shall not include any special, exemplary, or punitive damages, except to the extent suffered by or claimed against a Seller Indemnified Person or Purchaser Indemnified Person as a result of a third party claim.

“Mark” means any trademark, trade name, trade dress, service mark, domain name, logos, brand names, slogans, product names, designs, and any registrations and applications for any of the foregoing.

“Material Adverse Change” means any change, circumstance, development, state of facts, event or effect (i) that, individually or in the aggregate with any other changes, circumstances, developments, state of facts, events or effects, has had or would reasonably be expected to have a material adverse change or effect (taken alone or in the aggregate with any other adverse change or effect) in or with respect to the business, properties, assets, condition (financial or otherwise), liabilities (contingent or otherwise) or results of operations of the Company and its Subsidiaries or the Business, or (ii) that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by the Seller of the transactions contemplated by this Agreement, provided that none of the following shall be deemed to constitute, in and of themselves, and none of the following shall be taken into account in determining whether there has been a Material Adverse Change: (a) any change relating to the United States economy, financial and securities markets or business conditions in general; (b) national or international political or social conditions, including sequestration, the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the U.S., or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the U.S.; (c) changes in GAAP; (d) changes in Laws; (e) any failure to meet a forecast (whether internal or published) of revenue, earnings, cash flow, or other data for any period or any change in such a forecast; (f) any adverse change or effect, event, occurrence, state of facts or development described above resulting from conditions generally affecting the industry in which the Company and its Subsidiaries participate; (g) the negotiation, execution and delivery of this Agreement; (h) the breach of any confidentiality obligations by Purchaser or its Representatives prior to the date hereof; and (i) the taking of any action expressly required by this Agreement and the Transaction Documents; provided, further, that, with respect to clauses (a) – (d) and (f) above, such change, circumstance, development, state of facts, event or effect does not (x) primarily relate only to (or have the effect of primarily relating only to) the Company or its Subsidiaries or (y) disproportionately adversely affect the Company and its Subsidiaries compared to other companies operating in the industries in which the Company and its Subsidiaries operate.

“Material Contract” is defined in Section 3.14(a).

“Most Recent Balance Sheet” is defined in Section 3.9(a).

“Most Recent Balance Sheet Date” means December 31, 2014.

“Net Working Capital Amount” means the difference, as of the close of business on the day before the Closing Date, between (i) the current assets of the Company and its Subsidiaries and (ii) the current liabilities of the Company and its Subsidiaries; in each case, (A) determined in accordance with GAAP using, to the extent in accordance with GAAP, the same accounts, and accounting methods, principles, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the determination of the current assets and current liabilities as presented on the Most Recent Balance Sheet, and (B) excluding Cash, Indebtedness, Company Transaction Expenses, Warranty Reserves, Oncor discounted services, or Income Tax liabilities and any Tax assets. The Parties agree to handle warranty claims received in writing prior to the Closing Date as a working capital adjustment, which is not in compliance with the historical accounting practice of the Company as such costs are normally charged directly against the Warranty Reserve. All foreign currency translation shall be in accordance with GAAP using, to the extent in accordance with GAAP, the same accounts, and accounting methods, principles, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the determination of foreign currency translation as presented on the latest available Financial Statement. Section 1.1(b) of the Disclosure Schedule sets forth an example of the calculation of Net Working Capital Amount.

“Non-Company U.S. Benefit Plan” is defined in Section 3.19(a).

“Noncompetition Period” is defined in Section 5.5(a).

“Objections Statement” is defined in Section 2.5(a).

“Occurrence” is defined in Section 3.29(b).

“OFAC” is defined in Section 3.25(a)(i).

“Official” is defined in Section 3.24.

“Oncor Master Agreement” means that certain Master Services Agreement, dated June 12, 2008, by and between Oncor Electric Delivery Company LLC and InfrastruX Group, Inc. (predecessor to Seller).

“Oncor Subcontract” means a subcontract to be entered into at the Closing by and between WTD and the Company, pursuant to which the Company, as subcontractor of WTD, will provide services described therein to WTD after the Closing in connection with the Oncor Master Agreement.

“Ordinary Course of Business” means any action taken if: (i) such action is consistent with past practice, events or happenings including as to amount and frequency and is taken in the course of normal day-to-day operations, and (ii) such action complies with Law.

“Parent” means Willbros Group, Inc., a Delaware corporation that is the ultimate parent corporation of Seller.

“Participate In” is defined in Section 5.5(a).

“Party” means a party to this Agreement.

“Patent” means any United States or foreign patent, any application for a United States or foreign patent, or any continuation, continuation-in-part, division, renewal, extension (including any supplemental protection certificate), reexamination or reissue thereof.

“Pension Plan” means any “employee pension benefit plan,” as defined in Section 3(2) of ERISA.

“Permit” means any federal, state or local, governmental consent, approval, order, authorization, certificate, filing, notice, permit, concession, registration, franchise or license.

“Permitted Liens” means the following, to the extent not securing Indebtedness: (i) statutory Liens for Taxes not yet due or payable; (ii) Liens for assessments and other governmental charges or Liens of landlords, carriers, warehousemen, mechanics and repairmen incurred in the Ordinary Course of Business, in each case for sums not yet due and payable or due but not delinquent; and (iii) Liens incurred in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, Governmental Entity, unincorporated organization or other entity.

“Post-Closing Straddle Period” is defined in Section 9.3(a).

“Post-Closing Tax Period” means (i) any taxable period beginning after the Closing Date; and (ii) any Post-Closing Straddle Period.

“Pre-Closing Tax Period” means: (i) any taxable period ending on or before the Closing Date; and (ii) any Pre-Closing Straddle Period.

“Pre-Closing Straddle Period” is defined in Section 9.3(a).

“Product Liability Lawsuits” means class of claims or lawsuits involving the same or similar Product which is pending, threatened in writing or, to Seller’s Knowledge, threatened orally, resulting from an alleged defect in design, manufacture, materials or workmanship of any Product, or any alleged failure to warn, or from any breach of implied warranties or representations.

“Products” means any products manufactured, produced, distributed, injected or sold by or on behalf of the Company, its Subsidiaries and/or in connection with the Business (including any parts or components).

“Purchase Price” is defined in Section 2.2.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Benefit Plans” is defined in Section 5.13(a).

“Purchaser Indemnifiable Loss” is defined in Section 8.2(a).

“Purchaser Indemnified Party” is defined in Section 8.2(a).

“Representatives” means, with respect to a Person, such Person’s legal, financial, internal and independent accounting and other advisors and representatives.

“Release” has the meaning set forth under applicable Environmental Laws.

“SEC” is defined in Section 3.3(b).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Seller” has the meaning set forth in the Preamble.

“Seller Indemnifiable Losses” is defined in Section 8.3(a).

“Seller Indemnified Party” is defined in Section 8.3(a).

“Seller Nonsolicitation Period” is defined in Section 5.5(b).

“Seller Marks” means all marks, trade names, logos, names, and domain names utilizing the names “InfrastruX” or “Willbros” or any abbreviations or derivatives thereof.

“Seller Taxes” means: (a) any and all Taxes imposed on or assessed against Seller or Parent or any of its Subsidiaries (other than the Company and its Subsidiaries) for any taxable period; (b) any and all Taxes imposed on or assessed against the Company or any of its Subsidiaries for any Pre-Closing Tax Period; (c) any and all Taxes for any Pre-Closing Tax Period of any member of any Affiliated Group of which the Company or any of its Subsidiaries (or any predecessor of the Company or any of its Subsidiaries) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or non-U.S. Law; (d) any and all Transfer Taxes; (e) any and all Taxes resulting from a breach of the representations or warranties set forth in Section 3.17; or payable pursuant to a covenant of Seller set forth in this Agreement including Article IX of this Agreement; (f) any and all Taxes of any Person (other than the Company or any of its Subsidiaries) imposed on the Company or any of its Subsidiaries as a transferee or successor, or by contract or agreement, which relates to an event or transaction occurring on or before the Closing Date; (g) any and all Taxes for any Pre-Closing Tax Period imposed on the Purchaser as a transferee or successor of Seller or Parent or any of its Subsidiaries (other than the Company and its Subsidiaries); (h) any Taxes paid by Purchaser as a result of any Disallowed Tax Refund; and (i) any and all Taxes attributable to the making of the Tax Elections. For the avoidance of doubt, Seller Taxes shall not include Tax Liabilities taken into account in the calculation of the Net Working Capital Amount.

“Shares” has the meaning set forth in the Background.

“Sponsors” means each of ClearSky Power & Technology Fund I LLC, SJF Ventures III, L.P., SJF Ventures IIIA, L.P., and Nomura Private Equity Investment LP.

“Straddle Income Tax Return” is defined in Section 9.2.

“Straddle Period” is defined in Section 9.2.

“Subject Matter Area” is defined in Section 5.5(a).

“Subsidiary” means any corporation or other Person which is an entity with respect to which another specified entity either (i) has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or managers of such Person, (ii) directly or indirectly owns a majority of the ownership interests or economic interests of such entity, or (iii) of which such first Person is a general partner.

“Target Net Working Capital Amount” means $5,000,000.

“Tax” or “Taxes” means (a) any United States, provincial, state, local, or non-U.S. income, gross receipts, license, payroll, employment, withholding, social security, unemployment, disability, excise, severance, documentary, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), natural resources, healthcare (whether or not considered a tax under applicable Law), amusement, entertainment, highway use, commercial rent, customs duties, capital stock, paid-up capital, franchise, profits, single business, registration, ad valorem, real or immovable property, personal or movable property, escheat or unclaimed property (whether or not considered a tax under applicable Law), sales, use, transfer, value added, alternative or add-on minimum, recordation, grantee/grantor, registration, privilege, goods and services, estimated, net worth, transfer or recording taxes, charges, duties, fees, levies or other assessments or fees imposed or required to be withheld by the IRS or any other Governmental Entity, together with any interest, penalty, fine, damage cost, deficiency assessment or additional amount attributable to, or imposed upon, or with respect to, the foregoing,

(b) any liability for a “Tax” (as described in clause (a)) of another Person resulting from any transferee, secondary, contractual or other liability, or (c) any liability for a “Tax” (as described in clause (a)) of another Person arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto).

“Tax Elections” is defined in Section 5.6.

“Tax Proceeding” means any audit, action or other proceeding involving Seller Taxes.

“Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting schedule (including, Schedule K-1 to IRS Form 1065), report, declaration, attachment, statement or information, filed or required to be filed, or maintained or required to be maintained, in connection with the determination, assessment or collection of any Tax of any Party or the administration of any Law relating to any Tax, including any amendment thereof.

“Taxing Governmental Entity” means any Governmental Entity charged with the determination, assessment, collection or administration of any Tax.

“Termination Right Date” is defined in Section 10.1(b).

“Third Party Claim” means any suit, proceeding, audit, claim or demand (including a Tax Proceeding) by a Person (including a Tax Governmental Entity) other than a Person from which indemnification may be sought under Article VIII.

“Third Party Intellectual Property License” is defined in Section 3.15(b).

“Transaction Documents” means the Transition Services Agreement, the Escrow Agreement, the Oncor Subcontract, the WTD Subcontract and any agreement, document, certificate or instrument delivered pursuant to or in connection with this Agreement or the transactions contemplated hereby.

“Transfer Taxes” is defined in Section 9.6.

“Transition Services Agreement” means the transition services agreement executed as of the Closing Date by and between Purchaser and Seller.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Type A Losses” is defined in Section 8.2(b).

“Type B Losses” is defined in Section 8.2(c).

“Updated Schedules” is defined in Section 5.19.

“Warranty Reserve” means the Company’s estimate of future warranty claims as calculated consistent with the past practice of the Company.

“WARN Act” means the United States Worker Adjustment and Retraining Notification Act of 1988, as amended.

“Willbros Credit Agreements” means (a) that certain Credit Agreement, dated as of December 15, 2014, among Parent as, borrower, certain subsidiaries thereof, as guarantors, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as it may be amended from time to time, and (b) that certain Loan, Security and Guaranty Agreement, dated as, of August 7, 2013, among Willbros United States Holdings, Inc. and certain subsidiaries thereof, as borrowers, certain financial institutions as lenders and Bank of America, N.A., as collateral agent and administrative agent, as it may be amended from time to time.

“Willbros Lender Liens” means any and all Liens held in relation to any of the Willbros Credit Agreements by JPMorgan Chase Bank, N.A., Bank of America, N.A., or any lenders or agents thereunder, or any of their respective Affiliates, successors, or assigns, with regard to the Shares, any of the assets of the Company, or any shares or assets of any of the Company’s Subsidiaries.

“WTD” means Willbros T&D Services, LLC, a Delaware limited liability company and Affiliate of Seller.

“WTD Subcontract” means a subcontract to be entered into at the Closing by and between WTD and the Company, pursuant to which WTD, as subcontractor of the Company, will provide services to the Company after the Closing in connection with the Oncor Subcontract.

“U.S.” or “United States” means the United States of America.

“U.S. Benefit Plan” means a Company U.S. Benefit Plan and a Non-Company U.S. Benefit Plan, and does not include any Foreign Benefit Plan, as described in Section 3.19(a).

“U.S. Subsidiary” means a Subsidiary formed under the laws of a U.S. Governmental Entity.

ARTICLE II

PURCHASE AND SALE OF SHARES

2.1 Purchase and Sale of Shares. Upon the terms and conditions set forth in this Agreement, Seller hereby sells to Purchaser, and Purchaser hereby purchases from Seller, the Shares free and clear of all Encumbrances.

2.2 Purchase Price. The aggregate purchase price for the Shares is Forty Million Dollars and 00/100 ($40,000,000.00) in cash (the “Purchase Price”), subject to adjustment pursuant to Sections 2.4 and 2.5 below.

2.3 Closing Payment Statement. Two (2) Business Days prior to the Closing Date, Seller shall deliver to Purchaser a statement (the “Closing Payment Statement”), signed by an officer of Seller on behalf of Seller, setting forth (i) its good faith estimate of the Net Working Capital Amount (such estimate is referred to as the “Estimated Net Working Capital Amount”), (ii) its good faith estimate of the Closing Date Indebtedness (the “Estimated Closing Date Indebtedness”), (iii) its good faith estimate of the Company Transaction Expenses (the “Estimated Company Transaction Expenses”), and (iv) the amount of funds to be delivered to Seller, and wire instructions for the accounts to which funds are to be wired to Seller and each party to whom Estimated Closing Date Indebtedness and the Estimated Company Transaction Expenses are to be paid. Section 2.3 of the Disclosure Schedule sets forth an example of Closing Payment Statement.

2.4 Payment of Purchase Price.

(a) On the Closing Date, Purchaser shall, from the Purchase Price:

(i) deposit Five Hundred Thousand Dollars and 00/100 ($500,000.00) (the “Escrow Deposit Amount”) with Wells Fargo Bank, National Association (the “Escrow Agent”), to be held in escrow as further provided in Section 2.6 below;

(ii) pay or cause to be paid to Seller, by wire transfer in immediately available funds, an amount equal to (A) Thirty-Nine Million Five Hundred Thousand Dollars and 00/100 ($39,500,000.00), plus (B) the amount, if any, by which the Estimated Net Working Capital Amount exceeds the Target Net Working Capital Amount, less (C) the amount, if any, by which the Target Net Working Capital Amount exceeds the Estimated Net Working Capital Amount, less (D) the amount, if any, of the Estimated Closing Date Indebtedness, less (E) the amount, if any, of the Estimated Company Transaction Expenses; and

(iii) pay or cause to be paid on behalf of Seller and to the parties and in accordance with the instructions contained in the payoff letters delivered to Purchaser not less than three (3) Business Days prior to the Closing Date and as set forth on Section 2.4(a) of the Disclosure Schedule, a portion of the Purchase Price in the amounts reflected in the Closing Payment Statement as the Estimated Company Transaction Expenses and the Estimated Closing Date Indebtedness, in either case, as of the Closing Date.

2.5 Post-Closing Purchase Price Adjustment.

(a) After the Closing, Purchaser agrees to maintain the books and records of the Company and its Subsidiaries in a manner sufficient to calculate and verify all purchase price adjustments set forth in Section 2.3 until any Final Adjustment Amount has been paid and the Closing Statement is final, binding and non-appealable by the Parties, as provided herein. As promptly as possible, but in any event within ninety (90) days after the Closing, Purchaser shall deliver to Seller a consolidated balance sheet of the Company and its Subsidiaries as of the close of business on the day before the Closing Date, which shall be prepared in accordance with GAAP applied consistently with the Most Recent Balance Sheet to the extent not inconsistent with GAAP (the “Closing Balance Sheet”), and a reasonably detailed statement setting forth Purchaser’s calculations of the Net Working Capital Amount, the Closing Date Indebtedness and the Company Transaction Expenses (together with the Closing Balance Sheet, the “Closing Statement”). After delivery of the Closing Statement, Seller and its accountants shall be permitted reasonable access during normal business hours to review the books and records and any work papers of Purchaser, the Company and its Subsidiaries related to the preparation of the Closing Statement, subject to such confidentiality restrictions as the foreign accountants may reasonably request. Seller and its accountants may make inquiries of Purchaser, the Company and their respective accountants and employees regarding questions concerning or disagreements with the Closing Statement arising in the course of their review thereof, and Purchaser shall use its, and shall cause the Company and its Subsidiaries to use their, commercially reasonable efforts to cause any such accountants and employees to cooperate timely with and respond to such inquiries. If Seller has any objections to the Closing Statement, Seller shall deliver to Purchaser a statement setting forth in reasonable detail each item in dispute, the amount thereof in dispute and the basis for its objections thereto (an “Objections Statement”). If an Objections Statement is not delivered to Purchaser within twenty (20) Business Days after delivery of the Closing Statement, the Closing Statement shall be final, binding and non-appealable by the Parties. If Seller delivers an Objection Statement with respect to a portion of the Closing Statement, any portion of the Closing Statement to which Seller has not objected shall be final, binding and non-appealable by the Parties. Seller and Purchaser shall negotiate in good faith to resolve any objections set forth in the Objections Statement, but if they do not reach a final resolution within twenty (20) Business Days after the delivery of the Objections Statement, Seller and Purchaser shall submit such dispute to KPMG (the “Independent Accounting Firm”). If any dispute is submitted to the Independent Accounting Firm, each Party will furnish to the Independent Accounting Firm such work papers and other documents and information relating to the disputed issues as the Independent Accounting Firm may request and are available to that Party or its accountants (including information of the Company and its Subsidiaries), provided, a copy of such documents and information is provided to the other Party. Neither Purchaser nor Seller shall engage in any communication of any kind, whether oral or written, with the Independent Accounting Firm except in the presence (in person or telephonically) of the other such Party, or, in the case of written communications (including electronic mail), without such other Party simultaneously receiving a copy of any such communications. The Independent Accounting Firm’s sole function shall be to address the issues in dispute following the twenty (20) Business Day resolution period, and the Independent Accounting Firm’s determination of such dispute shall be based on the terms of this Agreement and shall, absent manifest error, be conclusive and binding upon the Parties provided, however, that in resolving any dispute, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by Purchaser or Seller or less than the smallest value for such item claimed by either Purchaser or Seller. Seller and Purchaser shall use their commercially reasonable efforts to cause the Independent Accounting Firm to resolve all such disagreements as soon as practicable but in no event later than thirty (30) Business Days after submission of the disputed issues to the Independent Accounting Firm. The resolution of the dispute by the Independent Accounting Firm shall be final, binding and non-appealable by the Parties; provided, however, that this provision shall not prohibit either Party from instituting litigation to enforce any ruling of the Independent Accounting Firm resolving any such disputes. The Closing Statement shall be modified if necessary to reflect the Independent Accounting Firm’s determination. All of the fees and expenses of the Independent Accounting Firm will be borne by Purchaser, on the one hand, and Seller, on the other hand, in proportion to the portion of the aggregate amount in dispute that is finally resolved by the Independent Accounting Firm in a manner adverse to such Party. For example, if Purchaser claims the appropriate adjustments are $1,100 less than the amount determined by Seller, and Seller contests only $500 of the amount claimed by Purchaser (thereby agreeing Purchaser is owed $600), and if the Independent Accounting Firm ultimately resolves the dispute by awarding Purchaser $300 of the $500 contested, then the fees and expenses of the Independent Accounting Firm shall be allocated 60% (i.e., 300/500) to Seller and 40% (i.e., 200/500) to Purchaser.

(b) In the event the Estimated Net Working Capital Amount is greater than the Net Working Capital Amount (as finally determined pursuant to Section 2.5(a)), Seller shall be required to refund, as an adjustment to the Purchase Price, to Purchaser the amount of such difference in accordance with Section 2.5(e). In the event the Estimated Net Working Capital Amount is less than the Net Working Capital Amount (as finally determined pursuant to Section 2.5(a)), Purchaser shall be required to pay, as an adjustment to the Purchase Price, to Seller the amount of such difference in accordance with Section 2.5(e).

(c) In the event the Estimated Closing Date Indebtedness is less than the Closing Date Indebtedness (as finally determined pursuant to Section 2.5(a)), Seller shall be required to refund, as an adjustment to the Purchase Price, to Purchaser the amount of such difference in accordance with Section 2.5(e). In the event the Estimated Net Working Capital Amount is more than the Net Working Capital Amount (as finally determined pursuant to Section 2.5(a)), Purchaser shall be required to pay, as an adjustment to the Purchase Price, to Seller the amount of such difference in accordance with Section 2.5(e).

(d) In the event the amount of the Estimated Company Transaction Expenses is less than the Company Transaction Expenses (as finally determined pursuant to Section 2.5(a)), Seller shall be required to refund, as an adjustment to the Purchase Price, to Purchaser the amount of such difference in accordance with Section 2.5(e). In the event the amount of the Estimated Company Transaction Expenses is more than the Company Transaction Expenses (as finally determined pursuant to Section 2.5(a)), Purchaser shall be required to pay, as an adjustment to the Purchase Price, to Seller the amount of such difference in accordance with Section 2.5(e).

(e) Without duplication, all amounts owed pursuant to Sections 2.5(b), (c), and (d) shall be aggregated, and the net amount (if any) owed by Purchaser to Seller, on the one hand, or from the Escrow Fund and/or Seller to Purchaser, on the other hand, is referred to as the “Final Adjustment Amount.” If the net effect pursuant to this Section 2.5(e) requires a payment by Purchaser, then Purchaser shall deliver such payment to Seller. If the net effect pursuant to this Section 2.5(e) requires a payment to Purchaser, then Seller shall cause to be paid to Purchaser from the Escrow Fund cash in an aggregate amount equal to the Final Adjustment Amount. In the event that the Final Adjustment Amount (as owing to Purchaser) is greater than the value of the Escrow Fund, then (i) the Seller shall cause to be paid to Purchaser from the escrow account cash in an aggregate amount equal to the entirety of the Escrow Fund, and (ii) Seller shall pay to Purchaser in cash an amount equal to the lesser of (A) such excess, or (B) the amount of difference between the Estimated Net Working Capital Amount and the Net Working Capital Amount (as finally determined pursuant to Section 2.5(b)). Payment pursuant to this Section 2.5(e) shall be made within five (5) Business Days after the date of final determination, by wire transfer in immediately available funds.

2.6 Escrow Amount. The Escrow Deposit Amount shall be deposited with the Escrow Agent into an interest-bearing escrow account. The Escrow Agent shall hold the Escrow Deposit Amount in accordance with the terms and conditions of an escrow agreement by and among Purchaser, Seller and the Escrow Agent dated as of the Closing Date (the “Escrow Agreement”). The Escrow Deposit Amount, inclusive of any investment earnings thereon (the “Escrow Fund”), shall remain in escrow following the Closing for disbursement in accordance with the working capital adjustment set forth above and to cover indemnification claims of the Purchaser Indemnified Parties, in each case, in accordance with the terms of the Escrow Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as expressly set forth in the corresponding section or subsection of the Disclosure Schedule, Seller represents and warrants to the Purchaser for its reliance in the execution, delivery and performance of this Agreement that all of the statements contained in this Article III are true and correct as of the date of this Agreement (or, if made as of a specified date, as of such date):

3.1 Organization and Standing. The Company: (a) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware; (b) has all requisite corporate power and authority to own its properties, carry on its business as now being conducted; and (c) is duly qualified or licensed to do business and is in good standing or has active status in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, which jurisdictions are listed in Section 3.1 of the Disclosure Schedule, except to the extent that the failure to be so qualified or licensed would not reasonably be expected to result in a Material Adverse Change. Seller has made available to Purchaser complete and correct copies of the Company’s Constitutive Documents, as amended, to date. The Company is not in violation of any of the provisions of its Constitutive Documents.

3.2 Power and Authority; Binding Agreement. Seller is disregarded as an entity separate from its owner for U.S. federal tax purposes. Seller has all requisite power and authority to execute and deliver this Agreement and the Transaction Documents, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery by Seller of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action on the part of Seller and no other proceedings on the part of Seller are necessary to authorize this Agreement or the Transaction Documents or consummate the transactions contemplated hereby and thereby. This Agreement and each of the Transaction Documents has been duly executed and delivered by Seller and, assuming due execution and delivery by Purchaser, constitutes a valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as enforcement may be subject to or limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting enforcement of creditors’ rights generally.

3.3 Noncontravention.

(a) Other than as set forth in Section 3.3(a) of the Disclosure Schedule, the execution and delivery by Seller of this Agreement and the Transaction Documents, the consummation of the transactions contemplated by this Agreement and the Transaction Documents and the compliance and performance by Seller with the provisions of this Agreement and the Transaction Documents do not and will not require any consent or other action by, or delivery of notice to, any Person under, conflict with, result in any violation or breach of, or default (with or without notice or lapse of time or both) under, result in, termination, cancellation or acceleration of any obligation or a loss of a material benefit under, result in the creation of any Lien in or upon the Shares or any of the properties or assets of the Company, any of its Subsidiaries or Seller under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of: (i) the Constitutive Documents or Seller’s constitutive documents, as applicable; (ii) any Indebtedness or Contract to which the Company, any of its Subsidiaries or Seller is a party or bound by or its properties or assets are bound by or subject to, or otherwise under which the Company, any of its Subsidiaries or Seller has rights or benefits other than the Indebtedness (if any) that will be paid at Closing; or (iii) any Law applicable to the Company, any of its Subsidiaries or Seller, or any of their respective properties or assets.

(b) Other than any required filings to be made by Parent with the Securities and Exchange Commission (the “SEC”), no filing was, and no consent, approval, order or authorization of, registration, declaration or notice to, any Governmental Entity is, required by or with respect to the Company, any of its Subsidiaries or Seller in connection with the execution and delivery by Seller of this Agreement and the Transaction Documents, the consummation by Seller of the transactions contemplated hereby and thereby or the compliance by Seller with the provisions of this Agreement and the Transaction Documents.

3.4 Compliance with Laws.

(a) Other than as set forth in Section 3.4(a) of the Disclosure Schedule, the Company and each of its U.S. Subsidiaries is and has been in material compliance with all applicable Laws and Judgments of any Governmental Entity applicable to its businesses, operations or assets. Neither Seller nor any of its Affiliates (including the Company or any of its Subsidiaries) has received a notice or other communication from a Governmental Entity or any other Person, in the past three (3) years alleging a violation of any applicable Law or Judgment applicable to the Company or any of its U.S. Subsidiaries or their respective businesses, operations or assets.

(b) Each Foreign Subsidiary is and has been in material compliance with all applicable Laws and Judgments of any Governmental Entity applicable to its businesses, operations or assets. Neither Seller nor any of its Affiliates (including the Company or any of its Subsidiaries) has received a notice or other communication from a Governmental Entity or any other Person, in the past three (3) years alleging a violation of any applicable Law or Judgment applicable to any Foreign Subsidiary or its businesses, operations or assets.

3.5 Title to Shares. Seller has good and marketable title to the Shares, free and clear of all restrictions, Liens, voting trusts, stockholder agreements, proxies, agreements, arrangements and encumbrances of any kind whatsoever (collectively, “Encumbrances”) (other than the Liens listed on Section 3.5 of the Disclosure Schedule, all of which Seller shall cause to be released effective as of the Closing). Effective as of the Closing, Seller shall transfer good and marketable title to the Shares to Purchaser free and clear of all Encumbrances. The Company (or its directly-held Subsidiary) has good and marketable title to all of the outstanding capital stock of its Subsidiaries, free and clear of all Encumbrances (other than the Liens listed on Section 3.5 of the Disclosure Schedule, all of which Seller shall cause to be released effective as of the Closing).

3.6 Capitalization. As of the date of this Agreement, the authorized capital stock of the Company consists of 1,000 shares of common stock, $0.01 par value per share, of which 1,000 shares are issued and outstanding, and the authorized and issued and outstanding capital stock, membership interests or other equity interests of each Subsidiary of the Company is set forth on Section 3.6(a) of the Disclosure Schedule. All of the issued and outstanding Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are held of record and beneficially by Seller. All of the issued and outstanding capital stock, membership interests or other equity interests of each of the Company’s Subsidiaries have been duly authorized, are validly issued, fully paid and non-assessable, and are held of record and beneficially by the Company or a directly-held Subsidiary of the Company, as applicable. The rights, preferences and privileges of the Shares and the capital stock, membership interests or other equity interests of each of the Company’s Subsidiaries are as set forth in the Constitutive Documents of the Company or such Subsidiaries. There are no outstanding or authorized options, warrants, right of first refusal, right of first offer, purchase rights, subscription rights, convertible securities or conversion rights, exchangeable securities or exchange rights, or other Contracts or commitments that could require the Company or any of its Subsidiaries to directly or indirectly (upon issuance, conversion or exchange of another security or otherwise) issue, sell, or otherwise cause to become outstanding any of its capital stock, membership interests or other equity interests. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company or any of its Subsidiaries. There are no voting trusts, proxies, stockholder agreements or other agreements or understandings with respect to the voting of the capital stock, membership interests or other equity interests of the Company or any of its Subsidiaries. Since the Acquisition Date, neither the Company nor any of its Subsidiaries has violated any applicable federal or state securities Laws in connection with the offer, sale or issuance of any of its capital stock, membership interests or other equity interests. No capital stock, membership interests or other equity interests of the Company or any of its Subsidiaries are subject to, nor have been issued in violation of, preemptive or similar rights.

3.7 Subsidiaries. The Company has no Subsidiaries other than those listed on Section 3.7(a) of the Disclosure Schedule. Neither the Company nor any of its Subsidiaries owns or holds the right to acquire any shares of capital stock, membership interests or any other security or interest, directly or indirectly, of or in any Person other than the Subsidiaries listed on Section 3.7(a) of the Disclosure Schedule. Each of the Subsidiaries of the Company: (a) is a corporation or a limited liability company duly organized, validly existing and in good standing or has active status under the Laws of its jurisdiction of organization; (b) has all requisite corporate or limited liability company power and authority to own its properties, carry on its business as now being conducted; and (c) is duly qualified or licensed to do business and is in good standing or has active status in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, which jurisdictions are listed in Section 3.7(b) of the Disclosure Schedule, except to the extent that the failure to be so qualified or licensed would not reasonably be expected to result in a Material Adverse Change. Seller has made available to Purchaser complete and correct copies of the Constitutive Documents of each of its Subsidiaries, as amended, to date. None of the Company’s Subsidiaries is in violation of any of the provisions of its Constitutive Documents.

3.8 Permits. The Company and each of its Subsidiaries validly holds and has in full force and effect, or has taken appropriate steps to obtain or renew, all Permits necessary for each of them to own, lease or operate its properties and assets and to carry on its business as now conducted. No such Permits are held by Seller, any Affiliate of Seller (other than the Company or its Subsidiaries) or any employee or agent of Seller or any of its Affiliates (including the Company and its Subsidiaries). The Company, each of its Subsidiaries and the Business are, and have been since the Acquisition Date, in compliance in all material respects with the terms and conditions of all such Permits and there has occurred no material default (with or without notice or lapse of time or both) or material violation, of, or under, or event giving to any other Person any right of termination, amendment or cancellation of, any such Permit. No proceeding is pending or, to Seller’s Knowledge, threatened, seeking the revocation or limitation of any Permit, and neither Seller nor any of its Affiliates (including the Company or any of its Subsidiaries) has received any written notice or other written communication (or, to the Knowledge of Seller, any oral notice or other communication) to the contrary during the past three (3) years. None of such Permits will be subject to suspension, modification, revocation or nonrenewal as a result of the consummation of the transactions contemplated hereby or the execution and delivery of this Agreement. No proceeding is pending or, to the Seller’s Knowledge, threatened, seeking the revocation or limitation of any Permit.

3.9 Financial Statements.

(a) Section 3.9(a) of the Disclosure Schedule sets forth the unaudited consolidated balance sheet of the Company as of December 31, 2014 (the “Most Recent Balance Sheet”), together with the related unaudited combined statements of income for the year ended December 31, 2014 (collectively, the “Financial Statements”). The Financial Statements: (i) are consistent with the books and records of the Company and its Subsidiaries (except as may be indicated in any notes thereto); (ii) have been prepared in accordance with GAAP consistently applied in accordance with the past practices of the Company (to the extent such practices are consistent with GAAP) throughout the periods covered thereby (except that the unaudited Financial Statements do not contain footnotes or normal year-end audit adjustments, none of which individually or in the aggregate, would constitute a reduction of more than $300,000 to the aggregate earnings of the Company and its Subsidiaries, but have been adjusted to eliminate (x) intercompany receivable balances and (y) the liability associated with Oncor discounted services) and (iii) present fairly the financial condition and results of operations of the Company and its Subsidiaries as of the respective dates thereof and for the periods referred to therein in all material respects.

(b) All accounts receivable (excluding eliminated intercompany balances) of the Company and its Subsidiaries, (i) are bona fide claims of the Company or its Subsidiaries and arose from valid transactions in the Ordinary Course of Business and (ii) except as set forth in Section 3.9(b)(i) of the Disclosure Schedule, are recorded in accordance with GAAP. Except as set forth in Section 3.9(b)(ii) of the Disclosure Schedule, the reserves set forth on the Most Recent Balance Sheet, Closing Balance Sheet or otherwise against the accounts receivable for bad debts for the Company or any of its Subsidiaries have been calculated in a manner consistent with GAAP and with the past practices of the Company. Except as set forth in Section 3.9(b)(iii) of the Disclosure Schedule, the notes and accounts receivable (net of allowances for doubtful accounts as reflected therein) of the Company reflected in the Financial Statements, and all notes and accounts receivable arising from the Most Recent Balance Sheet Date until the Closing Date are valid receivables, are not subject to any set-off or counterclaim, and are fully collectible in the Ordinary Course of Business, after deducting the reserve for doubtful accounts maintained by Company in accordance with GAAP. Since the Most Recent Balance Sheet Date, there has been no material change in the Company and its Subsidiaries accounts receivable collection policy.

(c) All accounts payable (excluding eliminated intercompany balances and the liability for Oncor discounted services) of the Company and its Subsidiaries, whether reflected on the Most Recent Balance Sheet, Closing Balance Sheet or otherwise, are bona fide claims against the Company or its Subsidiary and arose from valid transactions in the Ordinary Course of Business. Since the Most Recent Balance Sheet Date, none of the Company or its Subsidiaries has formally or informally, whether in writing or otherwise, altered its policy with respect to their payment of accounts receivable.

(d) Section 3.9(d) of the Disclosure Schedule sets forth all of the Indebtedness of the Company and its Subsidiaries.

(e) The Company and its Subsidiaries maintain a system of accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and with the past practices of the Company (to the extent such practices are not inconsistent with GAAP) and to maintain accountability for assets; and (iii) access to assets is permitted only in accordance with management’s specific or general authorization.

(f) Since the Acquisition Date, Parent has not received any written correspondence from its independent accounting firm or any other notice (including any whistleblower complaints or correspondence, governmental or similar review) relating specifically to the Company and its Subsidiaries that identifies (i) any “material weakness” or “significant deficiency” with respect to the accounting practices, procedures or policies of, or internal accounting controls employed by, the Company or any of its Subsidiaries, (ii) any misappropriation or similar fraud that involves the management of the Company or any of its Subsidiaries or any of their personnel or (iii) any claim or allegation regarding any of the foregoing.

3.10 Absence of Changes or Events. Except as set forth in the applicable subsection of Section 3.10 of the Disclosure Schedule, since December 31, 2014:

(a) the Company and its Subsidiaries have conducted their businesses only in the Ordinary Course of Business;

(b) there has occurred no Material Adverse Change;

(c) neither the Company nor any of its Subsidiaries has: (i) amended its Constitutive Documents; (ii) issued, sold, transferred, pledged, disposed of or encumbered any of its capital stock, membership interests or other equity interests or any commitments or rights of any kind to acquire any of its capital stock, membership interests or other equity interests; (iii) purchased or otherwise acquired directly or indirectly any of its capital stock, membership interests or other equity interests, or any instrument or security which consists of or includes a right to acquire such capital stock, membership interests or other equity interests; or (iv) declared or paid any dividends or distributions on or with respect to its capital stock, membership interests or other equity interests;

(d) neither the Company nor any of its Subsidiaries has adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization;

(e) neither the Company nor any of its Subsidiaries has changed in any material respect any of the accounting policies or methods used by it, including policies related to the accrual or reserve methodology for warranty obligations;

(f) neither the Company nor any of its Subsidiaries has incurred loss of, or damage to, its tangible personal property assets in excess of $100,000 individually or $300,000 in the aggregate;

(g) neither the Company nor any of its Subsidiaries has mortgaged, pledged or subjected to any Lien (other than Permitted Liens), any of its assets;

(h) neither the Company nor any of its Subsidiaries has sold, exchanged, transferred, licensed or otherwise disposed of any of its assets (including any Company Owned Intellectual Property or other intangible assets), except in the Ordinary Course of Business;

(i) neither the Company nor any of its Subsidiaries has canceled, compromised, waived or released any debts or claims involving more than $300,000 in the aggregate;

(j) neither the Company nor any of its Subsidiaries has reserved for or written down the value of any assets or written off as uncollectible any accounts receivable, except in the Ordinary Course of Business;

(k) neither the Company nor any of its Subsidiaries has (i) made, or committed to make, any capital expenditures in excess of $250,000, individually or in the aggregate, other than in the Ordinary Course of Business or (ii) failed to make any capital expenditures related to the Company and its Subsidiaries that had been included in the Company’s budget for the year ending December 31, 2014 that are individually or in the aggregate in excess of $250,000;

(l) there has not been any labor dispute or disturbance adversely affecting the business operations, prospects or financial condition of the Company or any of its Subsidiaries, including the filing of any petition or charge of unfair labor practice with any Governmental Entity, efforts to effect a union representation election, actual or threatened employee strike, work stoppage or slowdown;

(m) (i) there has not been any employment, severance, termination, retention, change of control or similar agreements or arrangements entered into or modified by the Company or any of its Subsidiaries related to any employee of the Business, or (ii) except as would not result in an aggregate incremental cost to the Company and its Subsidiaries of $100,000 or more, any bonuses, salary increases, severance or termination pay made or granted by the Company or any of its Subsidiaries to any employee or other increase in the compensation or benefits provided to any current or former employee of the Company or any of its Subsidiaries, as the case may be;

(n) except as would not result in an aggregate incremental cost to the Company and its Subsidiaries of $100,000 or more, neither the Company nor any of its Subsidiaries has adopted, amended or modified any Company U.S. Benefit Plan or Foreign Benefit Plan sponsored by the Company or any of its Subsidiaries;

(o) no party has terminated, cancelled, or amended, modified, or accelerated in any material respect any Material Contract or waived any material rights under any such Material Contract;

(p) there has not been any loan or advance of money or other property by the Company or any of its Subsidiaries to any employee other than business travel advances, use of a Company or Subsidiary credit card in the Ordinary Course of Business or any loans which may have been satisfied prior to the date of this Agreement;

(q) neither the Company nor any of its Subsidiaries has created, incurred, assumed, or guaranteed any Indebtedness (other than draws under a revolving line of credit in the Ordinary Course of Business);

(r) neither the Company nor any of its Subsidiaries has delayed the payment of accounts payable past the date when such obligation would have been paid in the Ordinary Course of Business, or accelerated the collection of account receivable in advance of when such receivable would have been collected in the Ordinary Course of Business;

(s) neither the Company nor any of its Subsidiaries has made or changed any material Tax election, changed its method of Tax accounting, (except as the result of any change in Law), changed its annual Tax accounting period, prepared any Tax Returns in a manner that is materially inconsistent with the past practices of such Person with respect to the treatment of items on such Tax Returns, incurred any material liability for Taxes other than in the Ordinary Course of Business consistent with past practice, filed an amended Tax Return or a claim for refund of Taxes with respect to the income, operations or property of such Person, settled any claim relating to a material amount of Taxes, surrendered any right to claim a refund of Taxes, or consented to any extension or waiver of the limitation period applicable to any Tax claim;

(t) any payment or discharge of a material Lien or Liability of the Company or any of its Subsidiaries which was not shown on the Most Recent Balance Sheet or incurred in the Ordinary Course of Business; and

(u) neither the Company nor any of its Subsidiaries has made any agreement to do any of the foregoing, other than as contemplated by this Agreement and the Transaction Documents.

3.11 Undisclosed Liabilities. Except as set forth in Section 3.11 of the Disclosure Schedule, the Company and its Subsidiaries do not have any Liabilities except: (i) Liabilities which are appropriately reflected or reserved against in the Most Recent Balance Sheet or included as a current liability in the calculation of Net Working Capital Amount; (ii) Liabilities which have been incurred in the Ordinary Course of Business since the Most Recent Balance Sheet Date (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract (other than a breach that relates to warranty claims arising out of the Company’s or its Subsidiaries’ provision of products or services), tort, infringement or violation of Law); and (iii) Liabilities which would not result in Losses in the aggregate in excess of $50,000.

3.12 Assets other than Real Property; Sufficiency of Assets.

(a) Section 3.12(a) of the Disclosure Schedule sets forth a list of each tangible personal property asset owned or leased by the Company and its Subsidiaries that is material to the Company’s or its Subsidiaries’ business, specifying for each asset whether such asset is owned or leased. Except as set forth on Section 3.12(d) of the Disclosure Schedule, the Company or a Subsidiary is the true and lawful owner or lessee of and has good and valid title to, or a valid leasehold interest in, all property (other than real property) or assets (tangible or intangible) used in their businesses or reflected on the Most Recent Balance Sheet or thereafter acquired, except inventory that has been sold or otherwise disposed of in the Ordinary Course of Business since the Most Recent Balance Sheet Date, in each case, free and clear of all Liens (other than Permitted Liens).

(b) All material personal property of the Company and its Subsidiaries is free from material defects and is in good working order, ordinary wear and tear excepted.

(c) Except as set forth in Section 3.12(c) of the Disclosure Schedule, the property and assets (tangible or intangible) to which the Company or one of its Subsidiaries has good and marketable title to, or a valid right to use, are sufficient to conduct the Business as presently conducted and presently contemplated by Seller and its Affiliates to be conducted.

(d) Section 3.12(d) of the Disclosure Schedule sets forth the property and assets (tangible or intangible) to which another party (including Seller or any of its Affiliates) has good and marketable title, and which are used by the Company or any of its Subsidiaries in the operation of the Business.

(e) Seller has not conducted or operated the Business other than through the Company and its Subsidiaries.

3.13 Real Property.

(a) Neither the Company nor any of its Subsidiaries owns any real property. Section 3.13 of the Disclosure Schedule lists all real property and interests in real property leased by or to the Company or any of its Subsidiaries (collectively, the “Leased Property”). The Leased Property is sufficient real property on which to conduct the Business as currently conducted and presently contemplated by Seller and its Affiliates to be conducted. Except as set forth on Section 3.13 of the Disclosure Schedule, neither Seller nor any of its Affiliates (other than the Company and its Subsidiaries) conducts any business or operations on the Leased Property.

(b) Seller has made available to Purchaser or its representatives true, correct and complete copies of all Leases.

(c) Each lease relating to the Leased Property (“Lease”) is in full force and effect and is valid, binding and enforceable in accordance with its respective terms and no Lease has been modified or amended except pursuant to an amendment referred to on Section 3.13 of the Disclosure Schedule. Neither of the Company nor any of its Subsidiaries, or any other party to a Lease has given to the other party written notice of or has made a claim with respect to any breach or default of or with respect to any Lease which remains uncured. All modifications or amendments to such Leases are identified on Section 3.13 of the Disclosure Schedule. Neither the Company nor any of its Subsidiaries is in default in any material respect under any Lease and, to Seller’s Knowledge, no other party to a Lease is in default of its obligations thereunder.

(d) Except as set forth on Section 3.13 of the Disclosure Schedule, none of the Leased Property is subject to any sublease, license or other agreement granting to any Person or entity other than the Company or its Subsidiaries any right to the use, occupancy or enjoyment of such property or any portion thereof. The Leased Property, all improvements thereon and thereto owned by the Company or one of its Subsidiaries, and the operations therein conducted by the Company and its Subsidiaries conform to and comply with all applicable Laws and all covenants, easements, rights of way, licenses, grants, building or use restrictions, exceptions, encroachments, reservations or other impediments, except for possible nonconforming uses or violations that have not and would not result in a Material Adverse Change, and that do not and will not give rise to any penalty, fine or other liability, and none of Seller, the Company or any of its Subsidiaries has received any written notice from any governmental entity to the contrary which remains uncured.

(e) The Leased Property has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it is currently used.

(f) There are no guaranties (from the Company or its Subsidiaries or from other Persons) in favor of the lessors of any of the Leased Property.

(g) Except as set forth on Section 3.13 of the Disclosure Schedule, none of the Company or its Subsidiaries have sold, assigned, transferred, pledged or encumbered all or any part of their leasehold interests in the Leased Property.

(h) No security deposits are currently held by Seller or otherwise owed to the tenants under the Leases.

(i) With respect to each of the Leased Properties, neither the Company nor any of its Subsidiaries has exercised or given any notice of exercise, nor has any lessor or landlord exercised or received any notice of exercise, of any option, right of first offer or right of first refusal contained in any such lease, including any such option or right pertaining to purchase, expansion, renewal, extension or relocation.

(j) There is no condemnation, expropriation, incorporation, annexation or similar proceeding pending or, to Seller’s Knowledge, threatened against any of the Leased Properties.

3.14 Contracts.

(a) Except as set forth in Section 3.14(a) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to, bound by, subject to or otherwise has rights or benefits under a Contract (each such Contract, whether or not set forth in such section of the Disclosure Schedule, a “Material Contract”) which:

(i) relates to Indebtedness or is a letter of credit, pledge, bond or similar arrangement running to the account of or for the benefit of the Company or any of its Subsidiaries;

(ii) relates to the purchase by the Company or any of its Subsidiaries of materials, supplies, merchandise, machinery, equipment, parts or services (excluding Contracts which do not involve expenditures in excess of $250,000 annually or which may be terminated without penalty or payment;

(iii) obligates the Company or any of its Subsidiaries (A) not to compete with any business or prohibits or purports to prohibit the Company or any of its Subsidiaries from freely engaging in business anywhere in the world, (B) not to solicit or hire employees, consultants, partners, vendors, customer, suppliers or other individuals or entities with potential business relationships with the Company or its Subsidiaries, or (C) which restricts the right of the Company or any of its Subsidiaries to use or disclose any information in its possession; provided that the foregoing clause (B) shall not include customary confidentiality obligations contained in commercial Contracts entered into in the Ordinary Course of Business by the Company or its Subsidiaries;

(iv) employment, severance, or consulting agreement between the Company or any of its Subsidiaries and any of their respective officers or directors, or other employees or consultants of the Company or any such Subsidiary who are entitled to compensation thereunder in excess of $100,000 per year or any severance agreements between the Company or any of its Subsidiaries and any of their respective employees or consultants;

(v) a Lease or sublease of real property;

(vi) a lease, sublease or conditional sales agreement involving annual payments in excess of $100,000 for any machinery, equipment, vehicle or other tangible personal property (whether the Company or any of its Subsidiaries is a lessor or lessee);

(vii) a Contract under which the Company or any of its Subsidiaries has granted or received a license or sublicense or under which the Company or such Subsidiary is obligated to pay or has the right to receive a royalty, license fee or similar payment (excluding any Contract which does involve annual expenditures in excess of $125,000 or which may be terminated by the Company or any of its Subsidiaries party thereto without penalty or payment);

(viii) a joint venture or partnership contract or a limited liability company operating agreement or a research or development agreement or Contract relating to the acquisition or sale of any portion of the business of the Company and its Subsidiaries having a value in excess of $50,000 and/or relating to the acquisition by the Company or its Subsidiaries of any business, product line or Person;

(ix) a Contract with Seller or any of its Affiliates (other than the Company or any of its Subsidiaries);

(x) a Contract: (A) calling for performance over a period of more than one (1) year (excluding customer Contracts which are terminable by the Company or its Subsidiaries without penalty upon 90 days or less notice); (B) in which the Company or any of its Subsidiaries have granted “most favored nation” pricing provisions or marketing rights relating to any products or territory; (C) in which the Company or any of its Subsidiaries have agreed to purchase or sell a minimum quantity of goods or services or has agreed to purchase or sell goods or services exclusively from a certain party; or (D) with a customer requiring the consent or approval of such customer in connection with a change of control or similar transaction involving the Company or any of its Subsidiaries;

(xi) a Contract relating to the sale by the Company or any of its Subsidiaries of materials, supplies, merchandise, machinery, equipment or parts (excluding Contracts which do not involve sales in excess of $500,000 annually);

(xii) a Contract relating to the sale by the Company or any of its Subsidiaries of services (excluding Contracts which do not result in sales in excess of $500,000 annually);

(xiii) a Contract under which the Company or any of its Subsidiaries have directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person;

(xiv) a Contract (other than trade debt incurred in the Ordinary Course of Business) under which the Company or any of its Subsidiaries have, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person;

(xv) a Contract granting any third party a security interest in any of the Company’s or any of its Subsidiaries’ assets;

(xvi) a Contract that contains any royalty, dividend or similar arrangement based on the revenues or profits of the Company or any of its Subsidiaries

(xvii) a Contract providing for material liquidated damages or similar material penalties in the event of a breach;

(xviii) a Contract providing for indemnification of any Person by the Company or any of its Subsidiaries (excluding customer and vendor Contracts including indemnification provisions entered into in the Ordinary Course of Business, except for such Contracts that include a specific provision providing indemnification for consequential, indirect, liquidated, indirect, special or punitive damages or for environmental claims); or

(xix) a Contract giving any party the right to renegotiate or require a reduction in price or refund of payments previously made in connection with the business of the Company or any of its Subsidiaries.

(b) Except as set forth in the relevant subsection of Section 3.14(a) of the Disclosure Schedule, (i) all material obligations imposed on the Company or the Subsidiaries that are required to be performed on or prior to the date of this Agreement under each Material Contract have been so performed, (ii) each such Material Contract is in full force and effect and is a valid and binding obligation of the Company or any of its Subsidiaries party thereto, enforceable against the Company or any of its Subsidiaries party thereto in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar Laws affecting creditors’ rights generally and by general principles of equity), (iii) neither the Company, any of its Subsidiaries nor any other party to any Material Contract is in breach or default under any such Material Contract in any material respect, nor has any event occurred which with the giving of notice or the passage of time or both would constitute a material default, violation or breach, by the Company or any of its Subsidiaries of, any Material Contract or, to Seller’s Knowledge, by any other party thereto, (iv) neither the Company, any of its Subsidiaries nor, any other party to any such Material Contract, has terminated or given notice to Seller, Company or any of its Subsidiaries that it intends to terminate such Material Contract prior to its expiration, (v) each such Material Contract is enforceable against the other party thereto, (vi) no event has occurred that (with passage of time or giving notice) results or would result in a material breach, violation or default of any such Material Contract by the Company or the Subsidiaries or to Seller’s Knowledge, other parties thereto. Except as set forth on Section 3.14(b) of the Disclosure Schedule and other than warranty claims arising out of the Company’s or its Subsidiaries’ provision of products or services, neither the Seller nor any of its Affiliates (including the Company or any of its Subsidiaries) has received from any counterparties to any Material Contract any written claim (or to Seller’s Knowledge other claim) for damages or indemnification with respect to the Products sold or performance of services pursuant to any Material Contract.

3.15 Intellectual Property.

(a) The Company or one of its Subsidiaries owns free and clear of all Liens (excluding any Liens in connection with Parent’s credit facility that have been released as of the Closing) and immediately following the Closing will have the right to use without payment of a royalty, license fee, or similar fee to any other party (other than pursuant to an agreement set forth on Section 3.15(a) of the Disclosure Schedule or the Transition Services Agreement, or to the extent reserved in the Financial Statements), all Intellectual Property used in connection with the Company’s and its Subsidiaries’ businesses. Except as set forth on Section 3.15(a) of the Disclosure Schedule, the Company Owned Intellectual Property and Intellectual Property used, held for use in or currently contemplated to be used by the Company or one of its Subsidiaries pursuant to Third Party Intellectual Property Licenses include all Intellectual Property used in, held for use in, currently contemplated to be used in or necessary for the operation of the Business (as the Business is conducted as of the date hereof). No current or former stockholder, officer, director or employee of the Company or any of its Subsidiaries has any claim, right (whether or not currently exercisable), or interest to or in any such Intellectual Property. Except as set forth on Section 3.15(a) of the Disclosure Schedule , (i) none of the Company Owned Intellectual Property is invalid or unenforceable in whole or in part, (ii) the Company and its Subsidiaries have paid all fees and Taxes (to the extent applicable) required to maintain in full force and effect the Company Owned Intellectual Property, (iii) there have been no written claims or demands asserted in writing (or to the Seller’s Knowledge, other claims or demands) by any other Person pertaining to any Company Owned Intellectual Property (including any cease-and-desist letters or demands or offers to license any Intellectual Property from any other Person); and (iv) no Legal Proceeding has been instituted at any time in the past five (5) years, or is pending or threatened, which challenges the validity or enforceability of, or the Company’s or any of its Subsidiaries’ rights in or ownership of, or alleges any infringement in respect of, the Company Owned Intellectual Property. To the extent that any Company Owned Intellectual Property has been developed or created by a third party for the Company or any of its Subsidiaries, the Company or its Subsidiary has a written agreement with such third party with respect thereto and the Company or its Subsidiary thereby either (A) has obtained ownership of and is the exclusive owner of, or (B) has obtained a license (sufficient for the conduct of its business as currently conducted) to, all of such third party’s Intellectual Property rights in such work, material or invention by operation of law or by valid assignment.

(b) Section 3.15(b)(i) of the Disclosure Schedule contains a complete and correct list, as of December 31, 2014 (or such later date indicated on any portion of such list), of the following items of Company Owned Intellectual Property: each Patent, Trademark registration, or Copyright registration that has been issued; each pending Patent, Trademark, or Copyright application; each material unregistered Trademark, service mark, trade name, corporate name, or Copyright; each registered Internet domain name; each material computer software program (other than commercially available off-the-shelf software) (collectively, the “Listed Intellectual Property”). Section 3.15(b)(i) of the Disclosure Schedule accurately summarizes, where applicable, the following for each item of Listed Intellectual Property: Patent number, application number, registration number, filing date, date of issuance, applicant, mark or name, owner(s), country of origin. Section 3.15(b)(ii) of the Disclosure Schedule contains a list of each license sublicense, agreement, or other permission that the Company or its applicable Subsidiary has granted to any third party with respect to any Company Owned Intellectual Property (such agreement, a “Company Intellectual Property License”) and each license, sublicense, agreement or other permission to which the Company or one of its Subsidiaries is a party with respect to any Intellectual Property, other than Company Intellectual Property Licenses (such agreement, a “Third Party Intellectual Property License”). Except as set forth on Section 3.15(b)(i)-(ii) of the Disclosure Schedule, the Company or its applicable Subsidiary is the sole and exclusive owner of all right, title, and interest in and to the Listed Intellectual Property, free and clear of any Lien, license, or other restriction or limitation regarding use or disclosure.

(c) There is no Intellectual Property of any third party that is interfering with the Company’s use or employment of Company Owned Intellectual Property or with the operations or conduct of the Company’s business as presently conducted. Except as set forth on Section 3.15(c) or 3.16 of the Disclosure Schedule, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, offer to license, allegation of infringement or misappropriation, or demand has been brought or, to Seller’s Knowledge, threatened since the Acquisition Date that challenges the legality, validity, enforceability, use, ability to use, or ownership of the Company Owned Intellectual Property, and, to the Knowledge of Seller, there are no grounds for the same.

(d) The Company Owned Intellectual Property is valid and enforceable. The Company or its applicable Subsidiary has taken all actions reasonably necessary to maintain and protect the Company Owned Intellectual Property. The Company or one of its Subsidiaries, as applicable, has (1) paid all application, examination, registration, issue, renewal, and maintenance fees that have become due, (2) filed all necessary documents and certificates including statements of use with the relevant Patent, Copyright, Trademark, or other authorities, (3) recorded documents of title and releases of security interests required to perfect rights in the Intellectual Property, (4) when applicable, marked its products and obligated all licensees to mark their products to provide notice of the Company’s patent(s) that claim technology used in such products, and (5) imposed written non-disclosure obligations on all employees, independent contractors, customers, suppliers, and other third parties that have received any of its confidential information or trade secrets, and each has exercised reasonable care to protect the Company’s rights in its confidential information and trade secrets, (6) entered into written Contracts with all current employees and independent contractors employed or engaged by it for the creation or development of Company Owned Intellectual Property, assigning to, and vesting in, the Company all right, title, and interest in and to such Company Owned Intellectual Property.

(e) Except as set forth in Section 3.15(e) of the Disclosure Schedule: (i) the Company, its Subsidiaries and the Business have not infringed, misappropriated or violated any Intellectual Property of any other Person; and (ii) no other Person has infringed, misappropriated or violated any Company Owned Intellectual Property.

(f) Except as set forth on Section 3.15(f) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries uses any item of Intellectual Property owned by, or licensed from a third party by, Seller or any of its Affiliates (other than the Company and its Subsidiaries) (excluding Seller Marks).

3.16 Litigation. Except as set forth in Section 3.16(a) of the Disclosure Schedule:

(a) there is no Legal Proceeding that is pending, threatened in writing or, to Seller’s Knowledge, threatened orally against the Company or any of its Subsidiaries or related to the Business;

(b) neither the Company, any of its Subsidiaries or the Business are operating under and are not subject to any Judgment, writ, injunction or award of any Governmental Entity, court, judge, justice, magistrate, or arbitrator, including any bankruptcy court or judge;

(c) there are no unsatisfied Judgments outstanding against the Company or any of its Subsidiaries or relating to the Business; and

(d) there is no Legal Proceeding pending, threatened in writing or, to the Knowledge of Seller, threatened orally against Seller that seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated by this Agreement or that questions the validity of this Agreement, or any action taken or to be taken by Seller in connection with the consummation of the transactions contemplated hereby.

Except as set forth in Section 3.16(b) of the Disclosure Schedule, there are no Legal Proceedings pending or, to Seller’s Knowledge, threatened by the Company or any of its Subsidiaries. Section 3.16(c) of the Disclosure Schedule sets forth a complete and correct list and description of all Legal Proceedings made, filed or otherwise initiated in connection with the Company, any of its Subsidiaries or the Business that have been resolved in the past three years.

3.17 Taxes. Since the Acquisition Date (unless otherwise specified), except as set forth on the relevant subsection of Section 3.17 of the Disclosure Schedule:

(a) All Tax Returns required to be filed by, or to include, the Company or any of its Subsidiaries have been timely and properly filed (subject to any automatic extensions of time for the filing of any such Tax Returns) and all Taxes owed by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely and properly paid. The Company and its Subsidiaries and/or any Person that files Tax Returns which include the Company or any if its Subsidiaries are not delinquent in the payment of any Taxes with respect to such Tax Returns.

(b) All Tax Returns filed by, or including, the Company or any of its Subsidiaries are true, correct and complete in all material respects and were prepared in compliance with all applicable Laws (in the case of Tax Returns that include entities other than the Company and its Subsidiaries, only to the extent such Tax Returns relate to the Company or any of its Subsidiaries). The charges, accruals and reserves for current Taxes reflected in the Most Recent Balance Sheet with respect to the Company and its Subsidiaries are adequate to cover all Tax liabilities payable or anticipated to be payable by the Company and its Subsidiaries in respect of all periods or portions thereof ending on or before the Most Recent Balance Sheet Date.

(c) No claim has been made by any Taxing Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by such jurisdiction. Section 3.17(c) of the Disclosure Schedule lists all jurisdictions in which the Company and its Subsidiaries are required to file Tax Returns or pay Taxes, and lists all U.S. federal, state, local and non-U.S. Tax Returns filed with respect to the Company and its Subsidiaries since December 31, 2011. Except as set forth in Section 3.17(c) of the Disclosure Schedule, there are no actions, suits, proceedings, audits, investigations or claims being conducted, now proposed in writing or pending against the Company or any of its Subsidiaries, or any Person that files Tax Returns that include the Company or any of its Subsidiaries, concerning the Tax liability of the Company or any of its Subsidiaries. No deficiencies for any Taxes of the Company or any of its Subsidiaries, or any Person that files Tax Returns that include the Company or any of its Subsidiaries, have been proposed in writing, asserted or assessed (tentatively or definitively), or, to the Knowledge of the Parent or to the knowledge of any employee of Seller, Parent or any of its Subsidiaries (including the Company and its Subsidiaries) responsible for Tax matters, are threatened or expected to be issued, by any Taxing Governmental Entity.

(d) Neither Seller, Company, any of its Subsidiaries nor any Person that files Tax Returns which include the Company or any of its Subsidiaries has requested any extension of time within which to file any Tax Return with respect to the Company or any of its Subsidiaries, which Tax Return has not yet been filed. Except as set forth in Section 3.17(d) of the Disclosure Schedule, neither the Company, any of its Subsidiaries or any Person that files Tax Returns which include the Company or any of its Subsidiaries (solely with respect to the Company or any of its Subsidiaries), has, within the last three (3) years, paid or become liable to pay any material penalty, fine, surcharge or interest relating to Taxes. Except as set forth in Section 3.17(d) of the Disclosure Schedule, neither the Company, any of its Subsidiaries nor any Person that files Tax Returns which include the Company or any of its Subsidiaries has granted any waivers of statutes of limitations with respect to any Taxes or entered into any written agreement to extend the time with respect to any Tax assessment or deficiency, which waiver or agreement is currently in effect.

(e) There are no Liens (other than Permitted Liens) with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible of the Company or any of its Subsidiaries.

(f) The Company and each of its Subsidiaries has timely and properly withheld and paid all Taxes required by Law to have been withheld and paid and have complied in all material respects with all Laws relating to the withholding or remittance of Taxes (including employee related Taxes), and all IRS Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed. The Company and each of its Subsidiaries has consistently treated any workers that it treats as independent contractors (and any similarly situated workers) as “independent contractors” for purposes of Section 530 of the Revenue Act of 1978.

(g) Neither the Company nor any of its Subsidiaries has ever been a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(h) The Company and each of its Subsidiaries is a member of an Affiliated Group which has Parent as the common parent corporation. Neither the Company nor any of its Subsidiaries has been a member of any other Affiliated Group.

(i) Neither the Company nor any of its Subsidiaries (i) is a party to any Tax allocation, sharing, indemnification, gross-up or distribution agreement or arrangement, or (ii) has any liability for Taxes of any Person (x) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) other than for a member of the Affiliated Group which has Parent as the common parent corporation, (y) as transferee or successor, (z) or by Contract (other than any Contract entered into in the Ordinary Course of Business the primary purpose of which is not Taxes).

(j) The Company and each of its Subsidiaries is not currently, and has not ever been, a party to any “reportable transaction” as defined in Section 6707A(c)(1) of the Code and Section 1.6011-4(b)(1) of the Treasury Regulations.

(k) The Company and each of its Subsidiaries has timely and properly collected and maintained all resale certificates, exemption certificates and other documentation required to qualify for any exemption from the collection of sales Taxes imposed on or due from the Company or any of its Subsidiaries.

(l) None of the assets of the Company or any of its Subsidiaries are (i) “section 197(f)(9) intangibles” (as defined in Treasury Regulations Section 1.197-2(h)(1)(i) and assuming for this purpose that the transition period ends on August 10, 1993) or (ii) an interest in an entity or arrangement classified as a partnership for United States federal, state or local Income Tax purposes.

(m) Neither the Company nor any of its Subsidiaries is a party to any agreement or arrangement that has resulted or could result, separately or in the aggregate, in the actual or deemed payment by it of any “excess parachute payment” within the meaning of Section 280G of the Code (or any comparable provision of state, local or non-U.S. Law).

(n) Neither the Company nor any of its Subsidiaries has any Benefit Plan or any other agreement or arrangement under which the Company or any of its Subsidiaries has any liability under a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and applicable guidance and Treasury Regulations thereunder which does not comply in all material respects with the requirements of Section 409A of the Code and the applicable guidance and Treasury Regulations thereunder or any similar applicable Law of any jurisdiction.

(o) Neither the Company, any of its Subsidiaries or any Person that files Tax Returns which include the Company or any of its Subsidiaries has requested or received a ruling from any Taxing Governmental Entity or signed any binding agreement with any Taxing Governmental Entity that might impact the amount of Tax due from Purchaser or any of its Affiliates (including, following the Closing, for the avoidance of doubt, the Company or any of its Subsidiaries) after the Closing Date.

(p) Neither the Company nor any of its Subsidiaries is the beneficiary of any Tax incentive, Tax rebate, Tax holiday or similar arrangement or agreement with any Governmental Entity.

(q) Except as expressly reserved for in the Most Recent Balance Sheet, neither Purchaser nor any of its Affiliates (including, following the Closing, for the avoidance of doubt, the Company or any of its Subsidiaries) will be required to include any item of income in, or exclude any deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting (or from the improper use of a method of accounting) for a taxable period ending on or prior to the Closing Date made with respect to the Company or any of its Subsidiaries; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Income Tax Law) executed on behalf of the Company or any of its Subsidiaries on or prior to the Closing Date; (iii) intercompany transactions as described in Treasury Regulations Section 1.1502-13 (or any corresponding or similar provision of state, local or non-U.S. Income Tax Law) or excess loss account described in Treasury Regulations Section 1.1502-19 (or any corresponding or similar provision of state, local or non-U.S. Income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date by the Company or any of its Subsidiaries; (v) prepaid amount received by the Company or any of its Subsidiaries on or prior to the Closing Date; (vi) interest held by the Company or any of its Subsidiaries in a “controlled foreign corporation” (as that term is defined in Section 957 of the Code) on or before the Closing Date, (vii) election described in Section 108(i) of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law), or (viii) debt instrument held by the Company or any of its Subsidiaries on or before the Closing Date that was acquired with “original issue discount” as defined in Section 1273(a) of the Code or is subject to the rules set forth in Section 1276 of the Code.

(r) Neither the Company nor any of its Subsidiaries has deferred the inclusion of any amounts in taxable income pursuant to IRS Revenue Procedure 2004-34, Treasury Regulations Section 1.451-5, Sections 455 or 456 of the Code, or any corresponding or similar provision of Law (irrespective of whether or not such deferral is elective).

(s) Neither the Company nor any of its Subsidiaries is a party to any gain recognition agreement under Section 367 of the Code and has not engaged in any transaction subject to Section 367(d) of the Code.

(t) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, nor has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(u) Neither the Company nor any of its Subsidiaries owns, directly or indirectly, an interest in any (i) passive foreign investment company within the meaning of Section 1297(a) of the Code or (ii) controlled foreign corporation within the meaning of Section 957(a) of the Code.

(v) Neither the Company nor any of its Subsidiaries has (i) an overall foreign loss within the meaning of Section 904(f) of the Code, (ii) an overall domestic loss within the meaning of Section 904(g) of the Code or (iii) a dual consolidated loss within the meaning of Section 1503(d) of the Code.

(w) The Company and each of its Subsidiaries has (i) complied in all respects with the requirements of Section 482 of the Code and the Treasury Regulations thereunder (and any comparable provisions of state, local or non-U.S. Law) and (ii) timely and properly prepared and maintained all documentation necessary to avoid the imposition of any penalty under Section 6662(e) of the Code (or any comparable provision of state, local or non-U.S. Law).

(x) Neither the Company nor any of its Subsidiaries is engaged in or has ever been engaged in a trade or business through a permanent establishment within the meaning of an applicable Income Tax treaty in any country other than the country in which the Company or such Subsidiary is formed or organized.

(y) For any Subsidiary of the Company that is a foreign corporation within the meaning of Section 7701 of the Code, such Subsidiary: (i) is not and has never been (a) a surrogate foreign corporation within the meaning of Section 7874(a)(2)(B) of the Code or (b) treated as a domestic corporation under Section 7874(b) of the Code; (ii) does not own, directly or indirectly, any United States real property interest within the meaning of Section 897(c)(1) of the Code, and has not filed an election under Section 897(i) of the Code; and (iii) does not own, directly or indirectly, any United States property within the meaning of Section 956(c) of the Code.

3.18 Property, Casualty and Liability Insurance. Section 3.18 of the Disclosure Schedule contains a true and complete list of all Insurance Policies, indicating in each case the type of coverage, name of the insured, the insurer and the expiration date of each policy and the amount of coverage. Such Insurance Policies provide coverage in amounts sufficient to satisfy any requirements set forth in any Contract to which the Company or its Subsidiaries is a party. Except as set forth in Section 3.18 of the Disclosure Schedule, the Company and its Subsidiaries do not themselves own or maintain any property, casualty and liability insurance policies. The Parties understand and agree that the Insurance Policies are maintained by Seller for the benefit of the Company and its Subsidiaries except as set forth in Section 3.18 of the Disclosure Schedule. Except as otherwise set forth herein or in Section 3.18 of the Disclosure Schedule, all coverage for the Company and its Subsidiaries under the Insurance Policies will be discontinued as of the Closing. All premiums payable under each such policy have been timely paid and no notice of cancellation or termination has been received by Seller, the Company or any of its Subsidiaries or any of their respective directors, officers or employees with respect to any such policy.

3.19 Benefit Plans.

(a) Section 3.19(a)(1) of the Disclosure Schedule contains a list of all U.S. Benefit Plans sponsored by the Company or its Subsidiaries (collectively, the “Company U.S. Benefit Plans”). Section 3.19(a)(2) of the Disclosure Schedule contains a list of each U.S. Benefit Plan sponsored by Seller or any ERISA Affiliate other than the Company or its Subsidiaries in which the Company and its Subsidiaries participate (collectively, the “Non-Company U.S. Benefit Plans” and, collectively with the Company U.S. Benefit Plans, the “Applicable U.S. Benefit Plans”). Section 3.19(a)(3) of the Disclosure Schedule contains a list of each Foreign Benefit Plan sponsored by the Company or its Subsidiaries or in which the Company or any of its Subsidiaries participate. Section 3.19(a)(4) of the Disclosure Schedule contains a description of each unwritten Benefit Plan. Seller has made available to Purchaser true and complete copies of: (i) all documents setting forth the written terms of each Benefit Plan (including amendments since the most recent restatement); (ii) the most recent annual report (Form 5500) filed with the IRS or the Department of Labor with respect to each U.S. Benefit Plan (if any such report was required); (iii) the most recent determination letter issued to, or opinion letter issued with respect to, each U.S. Benefit Plan that is a Pension Plan and that that is intended to be qualified under Section 401(a) of the Code and any pending applications for a determination letter for any Applicable U.S. Benefit Plan; (iv) the most recent summary plan description (and any summary of material modifications since the most recent summary plan description) for each Applicable U.S. Benefit Plan or Foreign Benefit Plan for which such a summary plan description is required and any summaries or other material communications distributed to participants for each Applicable U.S. Benefit Plan or Foreign Benefit Plan whether or not required to provide a summary plan description; (v) all material personnel, payroll, and employment manuals and policies covering employees of the Company and its U.S. Subsidiaries; (vi) each trust agreement, insurance or annuity contract, recordkeeping or other third-party agreement and group annuity Contract relating to any Applicable U.S. Benefit Plan or Foreign Benefit Plan; (vii) all notices that were given in the last three years by Seller or any of its Affiliates (including the Company or any of its Subsidiaries) or any Applicable U.S. Benefit Plan to the IRS, the Pension Benefit Guaranty Corporation, the Department of Labor, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, or any other Governmental Entity relating to an Applicable U.S. Benefit Plan or Foreign Benefit Plan; and (viii) all notices that were received by Seller or any of its Affiliates (including the Company or any of its U.S. Subsidiaries) or any Applicable U.S. Benefit Plan in the last three years from the IRS, the Pension Benefit Guaranty Corporation, the Department of Labor, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, or any other Governmental Entity to the Company, any of its Subsidiaries or relating to any Applicable U.S. Benefit Plan or Foreign Benefit Plan.

(b) Except as set forth in Section 3.19(b)(i) of the Disclosure Schedule, each Applicable U.S. Benefit Plan and Foreign Benefit Plan has been documented, operated and administered in all material respects in accordance with its terms and in all material respects in accordance with applicable Laws, including ERISA and the Code. Except as set forth in Section 3.19(b)(ii) of the Disclosure Schedule, no Applicable U.S. Benefit Plan is a Pension Plan and no Applicable U.S. Benefit Plan is subject to Laws outside the United States.

(c) Except as set forth in Section 3.19(c) of the Disclosure Schedule, neither the Company nor any of its Affiliates have offered to provide health or life insurance coverage to any Company employee, or to the family members of any such individual, for any period extending beyond the termination of the individual’s employment by the Company or any of its Subsidiaries except to the extent required by the health care continuation (also known as “COBRA”) provisions of ERISA and the Code or similar benefit continuation Laws. Each Applicable U.S. Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code, complies in all material respects with Sections 601 et seq. and 701 et seq. of ERISA and with Section 4980B and Subtitle K of the Code.

(d) Neither the Company nor any of its U.S. Subsidiaries has ever been required to issue any notice of a plant closing or a mass layoff under the WARN Act or any similar state or local Law.

(e) Neither the Company, any of its U.S. Subsidiaries nor, to Parent’s Knowledge, any other Person, has committed an act or omission which could subject the Company or any of its U.S. Subsidiaries either to a material civil penalty under Section 502(c), 502(i), or 502(l) of ERISA or a material Tax imposed by Section 4975 of the Code.

(f) Except as set forth in Section 3.19(f) of the Disclosure Schedule, each Applicable U.S. Benefit Plan or Foreign Benefit Plan may be unilaterally amended or terminated by the Company or any of its Subsidiaries, as applicable, without material liability or penalty.

(g) Except as set forth on Section 3.19(g) of the Disclosure Schedule, all contributions to, and any payments from, each Benefit Plan that may have been required to be made in accordance with the terms of such Benefit Plan, and, where applicable, the laws of the jurisdiction that govern such Benefit Plan, through the date hereof have been made in a timely manner in all material respects. There are no, and neither the Company nor any of its Subsidiaries has any, unfunded liabilities relating to any Benefit Plan which have not been fully accrued on the Most Recent Balance Sheet.

(h) Except as set forth on Section 3.19(h) of the Disclosure Schedule and other than routine claims for benefits that have not resulted in pending or threatened Legal Proceedings, there is no claim or Legal Proceeding pending, threatened in writing or, to Parent’s Knowledge, threatened orally against or relating to an Applicable U.S. Benefit Plan or Foreign Benefit Plan.

(i) There is not now and, to Parent’s Knowledge, there are no existing circumstances that could give rise to, any requirement for the posting of security with respect to a Benefit Plan or the imposition of any Lien on the assets of the Company or any of its Subsidiaries under ERISA or the Code or any similar applicable Law.

(j) There does not now exist and, to Parent’s Knowledge, there are no existing circumstances that could result in, any Controlled Group Liability that could be a liability of the Company or any of its Subsidiaries following the Closing. Without limiting the generality of the foregoing, and except as set forth in Section 3.19(j) of the Disclosure Schedule, neither the Company, its U.S. Subsidiaries nor any of its ERISA Affiliates has within the last six years sponsored or contributed to any Pension Plan subject to Title IV of ERISA or Code Section 412, and the Company and its U.S. Subsidiaries have not engaged in any transaction described in Section 4069 of ERISA or any transaction that constitutes a withdrawal under Section 4201 et seq. of ERISA.

3.20 Employee and Labor Matters.

(a) Except as set forth on Section 3.20(a) of the Disclosure Schedule, the employees of the Company and its Subsidiaries are not members of any collective bargaining unit or any employer-recognized union. There are no pending charges against the Company, any of its Subsidiaries or any current or former employees of the Company or and of its Subsidiaries (based on conduct relating to their employment by the Company or any Subsidiary) before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment. Neither Seller nor any of its Affiliates (including the Company or any of its Subsidiaries) have received written notice of the intent of any Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation of the Company or any of its Subsidiaries and, to the Knowledge of Seller, no such investigation is in progress or has been threatened.

(b) The Company and its Subsidiaries have complied in all respects with all applicable Laws relating to employment and terms and conditions of employment including without limitation all Laws governing wages, hours, overtime, commissions, labor relations, immigration, equal opportunity, affirmative action, sexual harassment, leaves of absence, occupational health and safety, disability, benefits, workers’ compensation, unemployment insurance, Taxes, plant closings and mass layoffs. The Company and its Subsidiaries have complied in all respects with all Laws governing the employment of personnel by United States companies and the employment of non-United States nationals in the United States, including, but not limited to, the Immigration and Nationality Act and its implementing regulations.

(c) There is no labor strike, slowdown, stoppage, picketing or lockout actually pending or to Seller’s Knowledge, threatened against the Company or any of its Subsidiaries. Neither Seller, the Company nor any of its Subsidiaries have been a party to any collective bargaining or other similar Contract with any labor union, works council or other collective bargaining representative respect to any employee of the Company and, there is no pending or to Seller’s Knowledge, threatened demand for recognition of a collective bargaining representative with respect to any Company or Subsidiary employee. No labor union has been certified by the National Labor Relations Board as bargaining agent for any employee of the Company or any Subsidiary and no proceeding requesting such certification has been filed or to Seller’s Knowledge, threatened. To Seller’s Knowledge, no other union organizing efforts are underway or to Seller’s Knowledge have been threatened. Neither the Company nor any of its Subsidiaries has experienced a material work stoppage or other material labor difficulty during the three-year period ended on the date of this Agreement.

(d) No activity of any employee of the Company or any of its Subsidiaries as or while an employee of the Company or any of its Subsidiaries has caused a violation of any employment or noncompetition Contract or agreement, confidentiality agreement, or patent disclosure agreement.

(e) Seller has provided to Purchaser a list, as of the most recently practicable date, of the names, positions and rates of base compensation and incentive compensation (including commissions) of all officers, directors and employees of the Company and its Subsidiaries, excluding any officers and directors of the Company and its Subsidiaries who will remain employees of Seller or one of its Affiliates, showing annualized remuneration for the current fiscal year, position, status (employee, independent contractor or consultant) and, for employees, whether such employees are classified as exempt or non-exempt from overtime pay requirements under applicable Law. The individuals who will cease to be officers or directors of the Company or its Subsidiaries as of the Closing Date and will continue as employees of Seller or one of its Affiliates after the Closing Date are listed in Section 3.20(e)(i)

of the Disclosure Schedule, without any compensation information provided. Except as set forth on Section 3.20(e)(ii) of the Disclosure Schedule, the Company and its Subsidiaries have no Contracts with any employees of the Company or any of its Subsidiaries or any policies requiring payment by the Company or any of its Subsidiaries to any of their employees in the event he or she is terminated from employment by the Company or any of its Subsidiaries. Except as set forth on Section 3.20(e)(iii) of the Disclosure Schedule, there are no bonus, retention, deferred compensation or transaction based amounts payable but unpaid with respect to current or former employees of the Company or any of its Subsidiaries. There are no independent contractors, consultants, temporary employees, leased employees or other agents employed or used by the Company or any of its Subsidiaries and classified by the Company or any of its Subsidiaries as other than employees or compensated other than through wages paid by the Company through the Company’s payroll department and reported on a form W-4 (“Contingent Workers”). To the extent that any Contingent Workers are employed or used, the Company and each of its Subsidiaries has properly classified and treated them in accordance with applicable laws and for purposes of all wage and hour laws and employee benefit plans and perquisites. The Company and each of the its Subsidiaries has also properly classified as exempt employees for overtime pay purposes all persons whom it has designated to be exempt employees rather than non-exempt employees.

(f) Neither the Company nor any of its U.S. Subsidiaries has engaged in any unfair labor practice within the meaning of the National Labor Relations Act and have not violated any legal requirement prohibiting discrimination of any kind or nature, including on the basis of race, color, national origin, sex, religion, age, marital status, sexual orientation, current or former military service or physical or mental disability in its employment conditions or practices that would result in any material liability to the Company or any of its Subsidiaries.

(g) The employees of the Company and its Subsidiaries, excluding any officers and directors of the Company and its Subsidiaries who will remain employees of Seller or one of its Affiliates, who are required to have Permits in order for the Company and its Subsidiaries to conduct its business in the manner it is presently conducted, have in all material respects, such required Permits.

3.21 Environmental Matters.

(a) The Company and its Subsidiaries and all assets and property currently or since the Acquisition Date owned, leased, operated, or used by the Company or its Subsidiaries (collectively, the “Environmental Property”) are in material compliance with, and have at all times been in material compliance with, and do not cause, have not caused, or will not cause any material liability to be incurred by the Company or its Subsidiaries under, applicable Environmental Law. The Company and its Subsidiaries hold and are in compliance with, and have at all times complied with, all Permits required to be held by them under Environmental Law (“Environmental Permits”).

(b) Since the Acquisition Date, there has never been pending, or to the Knowledge of Seller, threatened, against Seller, the Company or any of the Company Subsidiaries any claim, action, lawsuit, citation, notice of violation, notice of responsibility, proceeding or investigation alleging that the Company or any of its Subsidiaries has violated or has liability under any Environmental Law or Environmental Permit.

(c) Since the Acquisition Date, neither the Company nor any of its Subsidiaries has spilled, disposed, dumped, discharged, emitted, or Released into the environment any Hazardous Materials. There has been no spill, disposal, dumping, discharge, emission or Release of any Hazardous Materials by any party other than the Company and its Subsidiaries at or from any Environmental Property.

(d) There has been no exposure with resulting consequences to any person, including employees of the Company or any Company Subsidiary, to any Hazardous Materials present, stored, treated, generated, used or handled at the Environmental Property or by the Company or of its Subsidiaries, or in a product sold, distributed, used or disposed of by the Company or any of its Subsidiaries.

3.22 Transactions with Affiliates. Section 3.22(a) of the Disclosure Schedule describes any transaction (including the provision of any services, the use of any employees or the use of any tangible or intangible assets, including the use of or access to rights and benefits under, any Contracts) between the Company or any of its Subsidiaries, on the one hand, and Seller, any Affiliate of Seller (other than the Company or any of its Subsidiaries) or any director, officer, employee or 20% or greater stockholder of any of the foregoing including the family of such individuals, on the other hand, (such transaction, an “Affiliate Transaction”), provided, “Affiliate Transaction” shall not include any offer letters or participation in any Benefit Plan. Except as set forth in Section 3.22(b) of the Disclosure Schedule, neither Seller nor any Affiliate of Seller (other than the Company or any of its Subsidiaries): (i) owns or has any interest in any asset or property (real or personal, tangible or intangible) or any Contract, in each case, used in or pertaining to the business of the Company or any of its Subsidiaries; (ii) has any claim or cause of action against the Company; or (iii) owes any money to, or is owed any money by, the Company. Except for this Agreement and the Transaction Documents and as set forth in Section 3.22(c) of the Disclosure Schedule, from and after the Closing Date, the Company and its Subsidiaries shall have no obligation to engage in any transaction, and shall not be bound by any Contract, between the Company or any of its Subsidiaries, on the one hand, and Seller or any Affiliate of Seller (other than the Company or any of its Subsidiaries), on the other hand.

3.23 Brokers. Except as set forth in Section 3.23 of the Disclosure Schedule, neither Seller nor any of its Affiliates has employed or entered into any Contract with any investment banker, broker, finder, consultant or intermediary that would be entitled to any investment banking, brokerage, finder’s or similar fee in connection with the transactions contemplated by this Agreement.

3.24 Certain Business Practices. Neither Seller, its Affiliates (including any of its respective officers or directors while acting on behalf of the Company or any of its Subsidiaries) while acting on behalf of the Company or any of its Subsidiaries, nor any officer or employee of the Company or any or its Subsidiaries, has taken or failed to take any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, the U.K. Anti-Bribery Act of 2010 or any similar anti-bribery or anti-corruption Law or any other similar Law of any other jurisdiction, in each case as amended, or any rules or regulations thereunder. No officer or employee of the Company, any of its Subsidiaries or the Business or any third party acting on behalf of the Company or any of its Subsidiaries, has improperly offered, paid, promised to pay, or authorized, directly or indirectly, the giving of money or anything of value to any Official or to any other Person while knowing or being aware of a high probability that all or a portion of such money or thing of value offered, given or promised, directly or indirectly, to any Official, was for the purpose of: (i) influencing any act or decision of such Official in his, her or its official capacity, including a decision to fail to perform his, her or its official duties or functions; or (ii) inducing such Official to use his, her or its influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity or to obtain an improper advantage in order to assist the Seller, its Affiliates (including any of its respective officers or directors while acting on behalf of the Company or any of its Subsidiaries) while acting on behalf of the Company or any of its Subsidiaries in obtaining or retaining business for or with, or directing business directly or indirectly to, the Company or any of its Subsidiaries. For purposes of this Agreement, an “Official” shall include any appointed or elected official, any government employee, any political party, party official, or candidate for political office, or any officer, director or employee of any Governmental Entity.

3.25 Export.

(a) Each of the Seller and its Affiliates while acting on behalf of the Company, the Company and its Subsidiaries and the Business are, and have been, in compliance with all applicable trade Laws, including import and export control Laws, trade embargoes, and anti-boycott Laws, and, except as specifically authorized by a Permit, license exception, or other permit or applicable authorization of a Governmental Entity, or except as set forth on Section 3.25 of the Disclosure Schedule, have not:

(i) exported, reexported, transferred, or brokered the sale of any goods, services, technology, or technical data to any destination to which, or individual for whom, a license or other authorization is required under the U.S. Export Administration Regulations (the “EAR,” 15 C.F.R. § 730 et seq.), the International Traffic in Arms Regulations (the “ITAR,” 22 C.F.R. § 120 et seq.), or the U.S. economic sanctions administered by the Office of Foreign Assets Control (“OFAC,” 31 C.F.R. Part 500 et seq.);

(ii) exported, reexported, or transferred any goods, services, technology, or technical data to, on behalf of, or for the benefit of any person or entity (i) designated as a Specially Designated National by OFAC, or (ii) on the Denied Persons, Entity, or Unverified Lists of the Bureau of Industry and Security, or (iii) on the Debarred List of the Directorate of Defense Trade Controls (if applicable);

(iii) exported any goods, services, technology, or technical data that have been or will be used for any purposes associated with nuclear activities, missiles, chemical or biological weapons, or terrorist activities or that have been or will be used, transshipped or diverted contrary to applicable U.S. trade controls;

(iv) exported, reexported, transferred, or imported any goods, services, technology, or technical data to or from Cuba, Iran, Libya, North Korea, Syria, or Sudan during a time at which such country and/or its government was subject to a U.S. trade embargo under OFAC regulations, the EAR, or any other applicable statute or Executive Order;

(v) manufactured any defense article as defined in the ITAR, including within the United States and without regard to whether such defense article was subsequently exported, without being registered and in good standing with the Directorate of Defense Trade Controls, U.S. Department of State;

(vi) imported any goods except in full compliance with the import and customs Laws of the United States, including Title 19 of the United States Code, Title 19 of the Code of Federal Regulations, and all other regulations administered or enforced by the U.S. Bureau of Customs and Border Protection (together, the “Customs Laws”); or

(vii) violated the antiboycott prohibitions, or failed to comply with the reporting requirements, of the EAR (15 C.F.R. § 760) and the Tax Reform Act of 1976 (26 U.S.C. § 999).

(b) The Company and its Subsidiaries have in place adequate controls to ensure compliance with applicable Laws pertaining to the export and import of goods, services, and technology, including the EAR, the ITAR, the U.S. economic sanctions administered by OFAC, and the import and Customs Laws. Neither the Company nor any of its Subsidiaries has undergone or is undergoing, any audit, review, inspection, investigation, survey or examination by a Governmental Entity relating to export, import, or other trade-related activity. To Seller’s Knowledge, there are no threatened claims with respect to exports, imports, or other trade-related activity by Company or any of its Subsidiaries.

3.26 Customers and Suppliers.

(a) Section 3.26(a) of the Disclosure Schedule sets forth the ten (10) largest customers of the Company and its Subsidiaries by revenue generated (aggregating into a single customer any customers that, to Seller’s Knowledge, are Affiliated) for the year ended December 31, 2013 and the year ended December 31, 2014, and sets forth opposite the name of each customer the net sales attributable to such customer for such period.

(b) Section 3.26(b) of the Disclosure Schedule sets forth the suppliers of the Company and its Subsidiaries that have received payments from the Company in excess of $250,000 (aggregating into a single supplier any suppliers that, to Seller’s Knowledge, are Affiliated) during the year ended December 31, 2013 and the year ended December 31, 2014, and sets forth opposite the name of each supplier the payments made to such supplier for such period.

(c) Except as set forth on Section 3.26(c) of the Disclosure Schedule, neither Seller nor any of its Affiliates (including the Company or any of its Subsidiaries) has received notice, nor does Seller have any Knowledge, that any of the customers or suppliers set forth (or required to be set forth) on Section 3.26(a) or Section 3.26(b) of the Disclosure Schedule intend to terminate, materially reduce or otherwise materially adversely modify its business conducted with the Company or its Subsidiaries and to Seller’s Knowledge there are no disputes pending or threatened with any of the customers or suppliers set forth (or required to be set forth) on Section 3.26(a) or Section 3.26(b) of the Disclosure Schedule (including but not limited to any pending or threatened early termination or suspension of payment or performance).

3.27 Inventories. The inventories of the Company and its Subsidiaries reflected on the Most Recent Balance Sheet or acquired by the Company after the date thereof and prior to the date hereof, are valued in accordance with GAAP and do not include in any material amount any obsolete inventory or surplus inventory for which adequate reserves have not been established.

3.28 Bank Accounts; Trade Names.

(a) Section 3.28(a) of the Disclosure Schedule sets forth a complete and correct list of each bank or financial institution in which the Company or any of its Subsidiaries has an account, safe deposit box or lockbox, or maintains a banking, custodial, trading or similar relationship related to the Business, and the names of all persons authorized to draw thereon or to having signatory power or access thereto, and Seller has separately provided to Purchaser the number of each such account or box.

(b) Section 3.28(b) of the Disclosure Schedule sets forth all fictitious or trade names that the Company or any of its Subsidiaries has been known as or used and all predecessor names, and all offices or places of business that the Company or any of its Subsidiaries has used, in each case, since the Acquisition Date.

3.29 Products Liability.

(a) Prior to the date hereof, Seller has provided to Purchaser a Products claim history and calculation of the Warranty Reserve. Other than warranty claims arising out of the Company’s or its Subsidiaries’ provision of Products or services, neither the Company nor any of its Subsidiaries has any material Liability involving (i) Products or Product Liability Lawsuits; and (ii) there has not been, within the past three (3) years, any Occurrence (as hereinafter defined). Except as set forth on Section 3.29(a) of the Disclosure Schedule, no product prepared, manufactured, distributed or sold by the Company or any of its Subsidiaries is or has been subject to any other product liability or consumer fraud lawsuits during the past three (3) years.

(b) For purposes of this Section 3.29, the term “Occurrence” shall mean any accident, happening or event which takes place at any time which is caused or allegedly caused by any alleged hazard or alleged defect in manufacture, design, materials or workmanship including, without limitation, any alleged failure to warn or any breach of express or implied warranties or representations with respect to, or any such accident, happening or event otherwise involving any Product that can reasonably be expected to result in a claim or loss.

(c) To Seller’s Knowledge, none of the Company or any of its Subsidiaries have any material Liability (and there is no basis for any present or future proceeding against the Company giving rise to any material Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any Product manufactured, sold, leased, or delivered by the Company and the Business.

3.30 Information Technology. The Company and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable procedures to protect and safeguard their information technology systems used in connection with the operation of the Business from unauthorized access. The Company and its Subsidiaries have employed commercially reasonable disaster recovery and business continuity plans, procedures and facilities for the Business and have taken commercially reasonable steps to safeguard the information technology systems utilized in the operation of the Business.

3.31 Disclosure. No representations or warranties made by Seller in this Agreement (including the Disclosure Schedule hereto) or any of the Transaction Documents delivered pursuant to this Agreement, contain any untrue statement of a material fact. Seller has not intentionally withheld from Purchaser any material fact relating to the assets, properties, liabilities, business operations, financial condition, or results of operations of the Company and its Subsidiaries or the Business.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as expressly set forth in the corresponding sections of the Disclosure Schedule, Seller represents and warrants to Purchaser as of the date of this Agreement (or, if made as of a specified date, as of such date) as follows:

4.1 Organization and Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Purchaser has all requisite corporate power and authority to own its properties and carry on its business as now being conducted and as contemplated by this Agreement.

4.2 Power and Authority; Binding Agreement. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery by Purchaser of this Agreement and the Transaction Documents and the consummation by Purchaser of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Purchaser, and no other proceedings on the part of Purchaser are necessary to authorize this Agreement and the Transaction Documents or to consummate the transactions contemplated hereby and thereby. This Agreement and each of the Transaction Documents has been duly executed and delivered by Purchaser and, assuming the due execution of this Agreement by the other Parties, constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforcement may be subject to or limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting enforcement of creditors’ rights generally.

4.3 Noncontravention.

(a) The execution and delivery by Purchaser of this Agreement and the Transaction Documents, the consummation of the transactions contemplated hereby and thereby, and the compliance by Purchaser with the provisions of this Agreement and the Transaction Documents do not and will not require any consent or other action of any Person under any provision of (i) Purchaser’s certificate of incorporation or bylaws, or (ii) any Law or Judgment applicable to Purchaser or its properties or assets. Notwithstanding the previous sentence, any such failure to obtain such consent or action that is not likely to impair in any material respect the ability of Purchaser to perform its obligations under this Agreement, or prevent or materially impede or delay the consummation of the transactions contemplated hereby, shall not be considered a breach of this Section 4.3(a).

(b) Other than any required filings to be made by Seller’s ultimate corporate parent with the SEC, to Purchaser’s Knowledge, no consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Purchaser in connection with the execution and delivery by Purchaser of this Agreement and the Transaction Documents, the consummation by Purchaser of the transactions contemplated by this Agreement and the Transaction Documents or the compliance by Purchaser with the provisions of this Agreement and the Transaction Documents, except for such consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made individually or in the aggregate would not impair in any material respect the ability of Purchaser to perform its obligations under this Agreement, or prevent or materially impede or delay the consummation of the transactions contemplated hereby.

4.4 Investment Intent. Purchaser is acquiring the Shares for its own account, for the purpose of investment only and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable securities laws.

4.5 Investment Awareness. Purchaser understands that the Shares have not been registered under the Securities Act and that Purchaser will not be permitted to sell or otherwise transfer such shares unless they are registered under the Securities Act or unless an exemption from such registration is available.

4.6 Brokers. Other than D.A. Davidson & Co., Purchaser has not employed or entered into any Contract with any investment banker, broker, finder, consultant or intermediary that would be entitled to any investment banking, brokerage, finder’s or similar fee in connection with the transactions contemplated by this Agreement.

4.7 Litigation. There is no Legal Proceeding pending or, to the Knowledge of Purchaser, threatened, that seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated by this Agreement or that questions the validity of this Agreement, or any action taken or to be taken by Purchaser in connection with the consummation of the transactions contemplated hereby.

4.8 No HSR Filing Requirements. The transactions contemplated under this Agreement will not require any party to file or cause to be filed a Notification and Report Form under the Hart Scott Rodino Antitrust Improvements Act of 1976 with the United States Federal Trade Commission and/or the Antitrust Division of the United States Department of Justice.

4.9 Availability of Funds. Subject to the funding of each of: (i) the equity financing of the Purchaser in the aggregate amount previously disclosed separately to the Seller; and (ii) the borrowing facility of the Purchaser in the aggregate amount previously disclosed separately to the Seller (together, the “Financing”), Purchaser has, or will have, prior to the Closing, sufficient cash to enable it to pay the full Purchase Price, and to make all other necessary payments by it in connection with the transactions contemplated hereby.

ARTICLE V

COVENANTS

5.1 Confidentiality. The non-disclosure agreement between Parent and Purchaser dated April 17, 2014 shall automatically terminate at the time of Closing. From and after the Closing: (i) each of Parent and Seller shall, and shall cause their Affiliates and representatives to, maintain in confidence any written, oral or other information to the extent relating to the Company and its Subsidiaries, or to the extent related to or obtained from Purchaser or its Affiliates, including any information contained in the Disclosure Schedule; and (ii) Purchaser shall, and shall cause its Affiliates and representatives to, maintain in confidence any written, oral or other information of or relating to Parent, Seller or their Affiliates other than the Company and its Subsidiaries, except, in each case, to the extent that the applicable Party is required to disclose such information by judicial or administrative process or pursuant to applicable Law, including the Securities Exchange Act, or pursuant to the rules and regulations of any national securities exchange on which such Party’s shares of capital stock, or the shares of such Party’s ultimate parent corporation, are listed, or such information can be shown to have been in the public domain through no fault of the applicable Party; provided that to the extent permitted by applicable law, order or Governmental Entity the disclosing Party (A) gives prior notice of such required disclosure to the other Party as soon as practicable, (B) cooperates with the other Party, at such other Party’s expense, to preserve the confidentiality of such information consistent with the requirements of such applicable law, order or Governmental Entity and (C) uses commercially reasonable efforts to limit any such disclosure to the minimum disclosure necessary or required to comply with such applicable law, order or Governmental Entity. Each of the Parties agrees not to, and to cause their respective Affiliates and representatives not to, directly or indirectly, make any negative or disparaging statements or communications about the other Party and/or any of such Party’s Affiliates, provided, however, that this Section 5.1 shall not prohibit Parent, Seller or Purchaser from making truthful statements in any proceeding to enforce this Agreement, the Transaction Documents or otherwise pursuant to legally compelled testimony (including response to a subpoena or court order). Each of the Parties shall instruct its Affiliates and representatives having access to such information of such obligation of confidentiality.

5.2 Publicity. Subject to the last two sentences of this Section 5.2, after the Closing, Purchaser and Seller or Parent will each issue a press release announcing this transaction substantially in forms reasonably agreeable to the other party; provided, that such press release shall not identify any Sponsor without the express written consent of such Sponsor. Except as may otherwise be required by Law, including the Securities Exchange Act, or pursuant to the rules and regulations of any national securities exchange on which such Party’s shares of capital stock, or the shares of such Party’s ultimate parent corporation, are listed, or in Sections 5.1 and 5.2 of this Agreement, no public announcement of this transaction shall be made without the express written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Section 5.2 shall prevent or otherwise restrict, or impose conditions or delays upon, Purchaser from disclosing the existence and the terms of this Agreement and the transactions contemplated thereby to the Sponsors, or to any of its or their respective limited partners, members, stockholders or other potential investors in the ordinary course of its or their respective businesses, provided, that such persons have confidentiality obligations to Purchaser or to such Sponsor. Purchaser agrees not to make any public announcement of the transaction contemplated hereby until Seller or Parent has publicly announced the transaction. Seller agrees to provide reasonable notice to Purchaser of when it will publicly announce the transaction.

5.3 Further Assurances; Cooperation. From time to time following the Closing, as and when requested by any Party, the other Parties shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

5.4 Necessary Consents and Approvals.

(a) On and after the Closing Date, the Parties shall (i) use commercially reasonable efforts to obtain and/or deliver all necessary consents, waivers, authorizations, notifications and approvals, if any (each of which shall be in form and substance reasonably acceptable to Purchaser), of all Governmental Entities, and of all other Persons, required in connection with the execution, delivery and performance by the Parties of this Agreement and the Transaction Documents, and (ii) diligently assist and cooperate with the preparation and filing of all documents (if any) to be submitted to any Governmental Entities, in connection with the transactions contemplated by this Agreement and the Transaction Documents and in obtaining any governmental consents, waivers, authorizations or approvals, if any, which the Parties may seek or require in connection with such transactions.

(b) In the event and to the extent that Seller and Purchaser are unable to obtain any necessary consent, waiver, authorization and/or approval in respect of an agreement between the Company or any of its Subsidiaries and a third party prior to the Closing, to the extent permitted by applicable law, (i) Seller shall, following the Closing, use commercially reasonable efforts in cooperation with Purchaser and its Affiliates (including the Company) to provide or cause to be provided to Purchaser the benefits of such agreement between the Company or its Subsidiary and such third party and (ii) Purchaser shall, and shall cause its Affiliates to, use commercially reasonable efforts to perform the obligations of the Company or its Subsidiary arising under such agreement. If and when any such necessary consent, waiver, authorization and/or approval shall be obtained, Seller shall, and shall cause its Affiliates to, promptly assign all of their respective rights and obligations under any agreement with such third party to Purchaser without the payment of further consideration and Purchaser shall, without the payment of any further consideration therefor, assume such rights and obligations and Seller and its Affiliates shall be relieved of any and all obligation or liability thereunder.

(c) Notwithstanding anything to the contrary in this Agreement, Parent and Seller shall cause to be released effective as of the Closing each of the Willbros Lender Liens, and shall deliver to Purchaser at the Closing written evidence of such release in form and substance reasonably acceptable to Purchaser.

(d) Notwithstanding anything to the contrary in this Agreement, Parent and Seller shall obtain and deliver to the Purchaser at the Closing the written consent of Oncor Electric Delivery Company LLC with respect to the Oncor Subcontract and the WTD Subcontract in form and substance reasonably acceptable to Purchaser.

(e) Notwithstanding anything to the contrary in this Agreement, Parent and Seller shall obtain and deliver to the Purchaser at the Closing the written acknowledgement to that certain Collateral Assignment of Rights under the Acquisition Documents in form and substance reasonably acceptable to lender to the Purchaser.

5.5 Noncompetition; Nonsolicitation.

(a) Each of Parent and Seller agrees that through the fifth (5th) anniversary of the Closing Date (the “Noncompetition Period”) Parent and Seller shall not and shall cause their Affiliates not to engage or take any steps to be engaged in a business that is competitive with, or Participate In (as defined in this Agreement) or take any step to Participate In any other business or organization which at any time during the Noncompetition Period competes with or is engaged in a business that is competitive with, the Business or any portion thereof anywhere in the world (the “Subject Matter Area”). Without limiting the generality of this obligation, each of Parent and Seller agrees that during the Noncompetition Period, Parent, Seller and their Affiliates will not solicit, or Participate In any other business or organization which at any time during the Noncompetition Period solicits or attempts to induce any customer, supplier, vendor, service provider, employee, lessor, licensor or other business relation of the Company and its Subsidiaries at any time during the twelve (12) month period ending on the Closing Date that has the effect of: (i) diverting such Person’s business from the Company or its Subsidiaries, (ii) adversely altering the business relation with the Company or any of its Subsidiaries, or (iii) providing any goods or services that are competitive with those provided by the Business; provided, that, notwithstanding the foregoing clauses (i) – (iii), Purchaser agrees that neither Parent, Seller nor any of their Affiliates shall be prohibited from performing any work anywhere in the world relating to services typically provided in the construction, operation, replacement and maintenance of cable systems (other than by use of cable rejuvenation and online partial discharge testing). “Participate In” shall mean “directly or indirectly, for its own benefit or for, with, or through any other Person, own, manage, operate, control, loan money to or participate in the ownership, management, operation or control of, or be connected as a partner, agent, consultant, representative, independent contractor (other than as an independent contractor to provide services permitted in the preceding sentence to an electrical distribution business that self-performs cable rejuvenation and/or online partial discharge testing without any assistance from Parent, Seller or any of their Affiliates in developing either such capacity) or otherwise with, or acquiesce in the use of its name in”. Nothing contained in this Section 5.5(a) shall prohibit Parent or Seller from passively owning, directly or indirectly, up to five percent (5%) of the outstanding securities of any issuer which are traded on a national securities exchange or quoted on an automated system of quotation.

(b) Each of Parent and Seller agrees that through the fifth (5th) anniversary of the Closing Date (the “Seller Nonsolicitation Period”) Parent, Seller and their Affiliates will not (i) directly or indirectly solicit or interfere with, or endeavor to entice away from the Company or any of its Subsidiaries any of their respective employees or individual contractors; or (ii) directly or indirectly employ or engage as a contractor or consultant any person who during the Seller Nonsolicitation Period is, an employee or individual contractor of the Company or any of its Subsidiaries. Notwithstanding any other provision of this Section 5.5(b), (i) Parent, Seller and their Affiliates shall not be restricted from: (A) general advertising not specifically directed at employees or individual contractors of the Company or any of its Subsidiaries, (B) engaging in general solicitations for employees in the ordinary course of business through search firms, employment agencies or other similar entities provided that such entities have been instructed by Parent, Seller or any of their Affiliates not to solicit any of the Company’s or any of its Subsidiaries’ employees or individual contractors, or (C) soliciting the employment of, hiring, or engaging any employees or individual contractors who have previously been terminated by the Company or any of its Subsidiaries or have terminated their employment or engagement other than as a result of the soliciting or hiring party’s violation of this Section 5.5(b), so long as the termination of such employment or engagement occurred at least six (6) months before the date of soliciting or hiring, provided that the preceding six (6) month limitation shall not apply in respect of Jack Stel.

(c) If any court of competent jurisdiction shall at any time deem the term of any particular restrictive covenant contained in this Section 5.5 too lengthy, the geographic area covered too extensive or the scope too broad, the other provisions of this Section 5.5 shall nevertheless stand, the term shall be deemed to be the longest period permissible by Law under the circumstances, the geographic area covered shall be deemed to comprise the largest territory permissible by Law under the circumstances and the scope shall be as broad as permissible by Law under the circumstances. The court in each case shall reduce the term, geographic area and or scope covered to permissible duration, size or breadth.

(d) Each Party acknowledges and agrees that (i) the covenants and agreements set forth in this Section 5.5 were a material inducement to the other Party to enter into this Agreement and to perform its obligations hereunder, (ii) the other Party and its stakeholders would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the Parties if the such Party breached the provisions of this Section 5.5, (iii) any breach of the provisions of this Section 5.5 by Parent or Seller would result in a significant loss of goodwill by Purchaser and the Company and its Subsidiaries, (iv) the Purchase Price is sufficient consideration to make Parent’s and Seller’s covenants and agreements set forth herein enforceable, (v) the length of time, scope and geographic coverage of the covenants set forth in this Section 5.5 are reasonable given the benefits such Party will directly or indirectly receive hereunder, and (vi) such Party will not challenge the reasonableness of the time, scope, geographic coverage or other provisions of this covenants set forth in this Section 5.5 in any legal proceeding, regardless of who initiates litigation. Each Party shall cause its Affiliates to comply with this Section 5.5, and shall be liable for any breach by any of its Affiliates of this Section 5.5

5.6 Tax Elections. Unless Purchaser elects otherwise in writing, Parent shall join with the Purchaser in making an election under Section 338(h)(10) of the Code (and any corresponding elections under state, county, local, non-U.S. or other Tax Laws) with respect to the purchase and sale of the Company and its Subsidiaries pursuant to this Agreement and any such elections with respect to the dissolution of the Company (collectively, the “Tax Elections”). Purchaser and Parent shall cooperate in the preparation and execution of all the Tax Returns (including IRS Form 8023 and IRS Form 8883) required to make the Tax Elections and shall take such other steps that are necessary to effect the Tax Elections. Parent shall include any income, gain, loss or deduction resulting from the Tax Elections on its Tax Returns and shall pay all federal, state, local and non-U.S. Taxes attributable to the making of the Tax Elections. Neither Purchaser, Parent nor any Subsidiary of Purchaser or Parent shall take any position contrary to the Tax Elections on any Tax Return or in connection with any audit, assessment, claim, action or other Tax proceeding with any Taxing Governmental Entity.

5.7 Other Transition Matters. All payments and reimbursements made by any third party in the name of or to Seller or any of its Affiliates in connection with or arising out of the Business shall be held by Seller or such Affiliate in trust for the benefit of Purchaser and the Company and they shall as soon as possible but in any event within five (5) Business Days of receipt thereof pay over to Purchaser the amount thereof, together with all corresponding notes, documentation and information received in connection therewith.

5.8 General Release. Effective upon the Closing, each of Parent and Seller, on its own behalf and on behalf of its Affiliates and its and its Affiliates’ respective successors, assigns and any other Person that may claim by, through or under Parent, Seller or any of their Affiliates (collectively, the “Releasing Parties”), hereby (a) irrevocably waives, releases and discharges each of Purchaser, the Sponsors, the Company, its Subsidiaries and each of their respective present and former managers, directors, officers, limited partners, members, shareholders, employees, agents and representatives (collectively, the “Releasees”) from, any and all Losses arising from pre-Closing matters other than such Losses resulting from fraud or intentional misconduct of the Releasees and (b) agrees that no Releasing Party will bring or voluntarily participate in or assist any Legal Proceeding that relates to any matter released pursuant to this Section 5.8. For the avoidance of doubt, the Releasees will continue to owe the Releasing Parties any obligations relating to confidentiality and obligations, fees or payments pursuant to Contracts entered into with any of the Releasing Parties (if any), to the extent set forth in such Contracts in accordance with their terms.

5.9 Exculpation and Indemnification of Directors and Officers. For a period of six years after the Closing Date, Purchaser shall cause the Company and its Subsidiaries to maintain at least the same level of exculpation and indemnification of former officers and directors holding office prior to the Closing Date (unless otherwise required by Law) as exists immediately prior to the Closing pursuant to the Company’s and its Subsidiaries’ Constitutive Documents.

5.10 Insurance Matters.

(a) With respect to any events or circumstances pertaining to the Company or any of its Subsidiaries or their respective businesses, assets or operations that relate to the period prior to the Closing and are eligible for coverage under any third party insurance policy held or controlled by Seller or any of its Affiliates in effect as of the Closing (a “Pre-Closing Occurrence Policy”), Seller shall, and shall cause its Affiliates to, provide the Company and its Subsidiaries with access to such policies and shall reasonably cooperate with the Company and its Subsidiaries, and use commercially reasonable efforts to assist the Company and its Subsidiaries, in submitting and pursuing claims with respect to such events or circumstances. The Company and its Subsidiaries, on the one hand, and Seller and its Affiliates, on the other hand, shall each be solely responsible for any deductible or self-insured retentions and any collateral requirements with respect to any events or circumstances for which they make a claim under any Pre-Closing Occurrence Policy. In the event that Seller and its Affiliates, on the one hand, and the Company and its Subsidiaries, on the other hand, have bona fide claims under any Pre-Closing Occurrence Policy for which an aggregate deductible is payable, the aggregate amount of the deductible paid shall be borne by Seller and its Affiliates, on the one hand, and the Company and its Subsidiaries, on the other hand, in the same proportion which the aggregate amount of such bona fide claims made by Seller and its Affiliates, on the one hand, and the Company and its Subsidiaries, on the other hand, bears to the aggregate amount of such bona fide claims made under the applicable Pre-Closing Occurrence Policy, and any party who has borne more than such proportionate share of the deductible shall be entitled to receive from the other party an appropriate amount so that each of Seller and its Affiliates, on the one hand, and the Company and its Subsidiaries, on the other hand, have borne their proportionate share of the aggregate deductible. In the event that Seller and its Affiliates, on the one hand, and the Company and its Subsidiaries, on the other hand, have bona fide claims under any Pre-Closing Occurrence Policy which in the aggregate exceed the maximum coverage available under such Pre-Closing Occurrence Policy, the amount of insurance proceeds up to such maximum coverage shall be allocated between Seller and its Affiliates, on the one hand, and the Company and its Subsidiaries, on the other hand, in the same proportion which the aggregate amount of such bona fide claims by Seller and its Affiliates, on the one hand, and the Company and its Subsidiaries, on the other hand, bears to aggregate amount of all such bona fide claims made by Seller and its Affiliates and the Company and its Subsidiaries, and any party who has received more than such proportionate share of the insurance proceeds up to such maximum coverage shall be entitled to receive from the other party an appropriate amount so that each of Seller and its Affiliates, on the one hand, and the Company and its Subsidiaries, on the other hand, have received their proportionate share of the insurance proceeds up to such maximum coverage. Seller shall not, and shall cause its Affiliates not to, amend, modify, waive, terminate or cancel any Pre-Closing Occurrence Policy or any rights thereunder in a manner that adversely affects the rights of the Company and its Subsidiaries.

(b) Seller shall, and shall cause its Affiliates to, cooperate with the Company and its Subsidiaries, and use commercially reasonable efforts to assist the Company and its Subsidiaries, in obtaining, at the sole expense of Parent or its Affiliates (other than the Company or its Subsidiaries), “prior acts” insurance policy coverage for directors’ and officer liability (executive liability and entity securities liability), excess directors & officers liability, directors and officers side ADIC, fiduciary liability, employment practices liability and errors & omissions liability with respect to any events or circumstances pertaining to the Company or any of its Subsidiaries or their respective businesses, assets or operations that relate to the period prior to the Closing.

5.11 Contract Matters; Replacement of Bonds.

(a) To the extent that Seller or any of its Affiliates (other than the Company and its Subsidiaries) are party to any Contract with any customer of the Company or any of its Subsidiaries or otherwise used in or related to the business of the Company or any of its Subsidiaries, other than any Contract listed in Section 5.11 of the Disclosure Schedule, and such Contract is not assigned to the Company or one of its Subsidiaries prior to or at the Closing, Seller shall and shall cause its Affiliates to (a) upon the written request of Purchaser, cooperate with Purchaser in connection with, and use commercially reasonable efforts to, as promptly as practicable, (i) obtain any necessary consent to the assignment of such Contract to the Company or one of its Subsidiaries and assign such Contract (upon receipt of any required consent) to the Company or one of its Subsidiaries and/or (ii) effect the negotiation and entry into one or more new Contracts that supersedes and replaces the Contract to which Seller or any of its Affiliates (other than the Company and its Subsidiaries) are party with a comparable Contract to which neither Seller nor any of its Affiliates is a party and (b) until any such assignment and/or replacement is in effect with respect to any such Contract, Seller or any of its Affiliates, as the case may be, and Purchaser will cooperate in an arrangement under which Purchaser, the Company or its Subsidiaries, as applicable, would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing, or subleasing to the Company or any of its Subsidiaries, or under which Seller would enforce, for the benefit of Purchaser, the Company and any of its Subsidiaries, with the Company or one of its Subsidiaries assuming at Company’s expense, Seller’s obligations, any and all rights of Seller against a third party thereto. Seller and its Affiliates will promptly pay to the Company or its Subsidiaries when received all monies received by Seller or its Affiliates under any such Contracts.

(b) Within 30 days after the Closing Date, Purchaser shall obtain replacement surety bonds for each of the existing surety bonds listed on Attachment 1 to Section 3.14(a)(i) of the Disclosure Schedule. Seller will cooperate with Purchaser’s efforts to obtain such replacement bonds. After such 30-day period, Seller shall cancel any of such surety bonds that remain outstanding.

5.12 Consummation of the Stock Purchase. On and after the Closing Date, Seller and Purchaser shall, and shall cause their respective Affiliates to, take all reasonable actions and execute any additional documents, instruments or conveyances of any kind which may be reasonably necessary to carry out any of the provisions hereof, so as to put Purchaser and its Affiliates in full possession and operating control of the Business and to effect fully the separation of the Business from Seller.

5.13 Employees; Benefit Plans.

(a) With respect to any employee benefit plan maintained by Purchaser or its Subsidiaries (collectively, “Purchaser Benefit Plans”) in which any employee who is employed by the Company or any of its Subsidiaries immediately prior to the Closing who remains employed immediately after the Closing (“Company Continuing Employee”) will participate effective as of or after the Closing, Purchaser shall, or shall cause the Company or its Subsidiary, as the case may be, to recognize all service of the Company Continuing Employees with the Company or any of its Subsidiaries, as the case may be, as if such service were with Purchaser, for vesting and eligibility purposes in any Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Closing Date; provided, however, such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Benefit Plan of the Company or its Affiliates.

(b) This Section 5.13 shall be binding upon and inure solely to the benefit of each of the Parties, and nothing in this Section 5.13, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.13. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The Parties acknowledge and agree that the terms set forth in this Section 5.13 shall not create any right in any employee or any other Person to any continued employment with the Company, any of its Subsidiaries, Purchaser, or any of their respective Affiliates or to compensation or benefits of any nature or kind whatsoever.

5.14 Plant Closings and Mass Layoffs. Purchaser shall not, and shall cause the Company and its Subsidiaries not to, take any action following the Closing that could result in liability under the WARN Act, without complying with such Act.

5.15 Seller Intellectual Property. Following the Closing, Purchaser shall take all actions reasonably necessary to ensure that neither Purchaser, the Company, any of its Subsidiaries, nor any of their respective Affiliates or Representatives use the Seller Marks at any time for any reason. All links between any domain name included within the assets of the Company or its Subsidiaries and any domain names of Seller or any of its Affiliates shall be removed promptly after the Closing. After the Closing, Purchaser shall cooperate with Seller in taking all actions reasonably necessary to complete these actions.

5.16 Company Intellectual Property. Following the Closing, Seller shall take all actions reasonably necessary to ensure that neither Seller nor any of its Affiliates or Representatives use the Company Marks at any time for any reason. All links between any domain names of Seller or any of its Affiliates and any domain names of the Company or its Subsidiaries shall be removed promptly after the Closing. After the Closing, Seller shall cooperate with Purchaser in taking all actions reasonably necessary to complete these actions. To the extent that Seller or any of its Affiliates controls or possesses any websites or other property of the Company or its Subsidiaries, Seller shall, promptly after Closing, cause the control or possession of such websites or other property to be provided to Purchaser.

5.17 Pre-Closing Activities. Except as otherwise permitted or required by this Agreement or as set forth on Section 5.17 of the Disclosure Schedule, prior to the Closing Date, Seller shall cause the Company and its Subsidiaries not to take any action that would cause any of the changes, events or conditions described in Section 3.10 to occur.

5.18 Efforts to Consummate. Each of Purchaser and Seller shall use its commercially reasonable efforts to take, or cause to be taken, all lawful and reasonable actions within such Party’s control and to do, or cause to be done, all lawful and reasonable things within such Party’s control necessary to fulfill the conditions precedent to the obligations of the other Party hereunder and to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, including, but not limited to, engaging in discussions with those counterparties set forth in Section 5.18 of the Disclosure Schedule having a Contract requiring consent or notice of the counterparty to complete the transactions contemplated by this Agreement.

5.19 Supplementation and Amendment of Disclosure Schedule. From time to time prior to the Closing, but in no event later than two (2) Business Days prior to the Closing Date, Seller shall have the right to supplement or amend the Disclosure Schedule with respect to any matter arising on or after the date of this Agreement that, if existing or known at, or occurring prior to, the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule (the “Updated Schedules”); provided, that following written notice thereof from the Seller to the Purchaser, Purchaser shall have the right to terminate this Agreement within two (2) Business Days following its receipt of the Updated Schedules pursuant to Section 10.1(b). Unless Purchaser exercises such right to terminate this Agreement, the Updated Schedules will be deemed to have amended the Disclosure Schedule, to have qualified the representations and warranties contained herein with respect to such events or circumstances set forth in the Updated Schedules, and to have cured any misrepresentation or breach of warranty that otherwise might exist hereunder by reason of the event or circumstance set forth in such Updated Schedules (including for purposes of Article VIII hereof).

5.20 Financing. Purchaser shall use commercially reasonable efforts to cause the Financing, subject to the terms and conditions set forth in each element thereof, to be available at Closing.

5.21 Cooperation With Financing. Upon request of Purchaser, Seller shall cause the Company to provide reasonable cooperation and assistance to Purchaser in connection with the arrangement of each element of the Financing; provided, that such requested cooperation and assistance does not unreasonably interfere with the ongoing business of the Company.

ARTICLE VI

CONDITIONS TO CLOSING

6.1 Conditions to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing of each and every one of the following conditions precedent, any or all of which may be waived by Purchaser:

(a) The representations and warranties of Seller set forth in Article III shall be true and correct in all material respects on and as of the date of this Agreement and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except to the extent that any representation and warranty is limited by its terms to a specific date or range of dates (in which case such representation and warranty need only be true and correct on the date or during the range of dates so specified).

(b) Seller shall have performed and complied in all material respects with all of the agreements and covenants required under this Agreement to be performed or complied with by it prior to or at the Closing.

(c) Since the date of this Agreement, there shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, that has caused a Material Adverse Change.

(d) Seller shall have delivered to Purchaser a certificate, executed by a duly authorized officer of Seller in his or her capacity as such, certifying that the conditions specified in Sections 6.1(a) and 6.1(b) have been fulfilled.

(e) There shall not be in force any order, judgment, injunction, stipulation, award or decree by or before any Governmental Entity of competent jurisdiction restraining, enjoining, prohibiting, invalidating or otherwise preventing the consummation of the transactions contemplated hereby, and no action, suit, claim or proceeding shall have been instituted or threatened or claim or demand made against Purchaser, Seller, the Company or any of its Subsidiaries seeking any of the foregoing.

(f) The relevant parties to each of the Transaction Documents (other than Purchaser) shall have entered into such Transaction Documents and (but for execution and/or delivery of such Transaction Documents by Purchaser), such Transaction Documents shall be in full force and effect.

(g) Seller shall have delivered to Purchaser, free and clear of any Lien, all certificates representing the Shares, endorsed in blank or accompanied by duly executed assignment documents together with the certificates representing the shares of each Subsidiary of the Company (to the extent such shares are certificated).

(h) Seller shall have delivered to Purchaser all other closing items to be delivered by Seller under Article VII.

(i) Purchaser shall have received the Financing.

6.2 Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing of each and every one of the following conditions precedent, any or all of which may be waived by Seller:

(a) The representations and warranties of Purchaser set forth in Article IV shall be true and correct in all material respects on and as of the date of this Agreement and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except to the extent that any representation and warranty is limited by its terms to a specific date or range of dates (in which case such representation and warranty need only be true and correct on the date or during the range of dates so specified).

(b) Purchaser shall have performed and complied in all material respects with all of the agreements and covenants required under this Agreement to be performed or complied with by it prior to or at the Closing.

(c) Purchaser shall have delivered to Seller a certificate, executed by a duly authorized officer of Purchaser in his or her capacity as such, certifying that the conditions specified in Sections 6.2(a) and 6.2(b) have been fulfilled.

(d) There shall not be in force any order, judgment, injunction, stipulation, award or decree by or before any Governmental Entity of competent jurisdiction restraining, enjoining, prohibiting, invalidating or otherwise preventing the consummation of the transactions contemplated hereby and no actions, suits, claims or proceedings shall have been instituted or threatened or claim or demand made against Purchaser, Seller, the Company or its Subsidiaries or seeking any of the foregoing.

(e) The relevant parties to each of the Transaction Documents (other than Seller or any of its Affiliates) shall have entered into such Transaction Documents and (but for execution and/or delivery of such Transaction Documents by Seller or any of its Affiliates), such Transaction Documents shall be in full force and effect.

(f) Purchaser shall have delivered to Seller all other closing items to be delivered by Purchaser under Article VII.

(g) Purchaser shall have made (or caused to be made) the payments required to be made on the Closing Date pursuant to Article II.

ARTICLE VII

CLOSING

7.1 Closing. Subject to the fulfillment or waiver of the conditions precedent set forth in Article VI, the closing of the transactions contemplated hereby (the “Closing”) shall take place on a date to be mutually agreed upon by Purchaser and Seller (the “Closing Date”), which date shall be no later than the third (3rd) Business Day after all of the conditions set forth in Article VI have been satisfied or waived (other than those conditions which by their terms are intended to be satisfied at the Closing), via an electronic closing in which separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, will first be delivered by a facsimile or electronic mail exchange of signature pages, with originals to follow by reputable overnight courier addressed to each Party’s counsel.

7.2 Deliveries. At the Closing:

(a) Seller shall deliver or cause to be delivered to Purchaser:

(i) a certificate executed and delivered by the secretary or comparable representative of Seller, attesting and certifying as to (i) the Constitutive Documents of the Company and each of its Subsidiaries, including the certificate of incorporation or comparable organizational document of the Company and each of its Subsidiaries (with regard to its U.S. Subsidiaries, certified as of a recent date by the Secretary of State of its jurisdiction of organization), and (ii) copies of the resolutions of the Board of Managers of Seller, authorizing the execution, delivery and performance of this Agreement;

(ii) resignations, effective as of the Closing, of each of those directors of the Company and each of its Subsidiaries (solely with respect to their service as directors of such entities) and of each officer of the Company and each of its Subsidiaries who will continue as employees of Seller or one of its Affiliates (other than the Company or any of its Subsidiaries) after the Closing Date;

(iii) the certificates representing the Shares, endorsed in blank or accompanied by duly executed assignment documents, together with the certificates representing the shares of each Subsidiary of the Company (to the extent such shares are certificated);

(iv) a duly executed copy of each Transaction Document;

(v) all books and records of the Company and its Subsidiaries necessary to the operation of the Business, in any form or medium; provided, however, that Seller may maintain copies of the books and records of the Company and its Subsidiaries (which shall remain subject to the confidentiality obligations under Section 5.1), and if Seller is unable to deliver all of such physical books and records immediately upon the Closing, it shall do so as soon as reasonably practicable following the Closing and no later than seven (7) Business Days following the Closing;

(vi) a certificate of good standing for the Company and each of its U.S. Subsidiaries issued not more than ten (10) days prior to the Closing Date by the Secretary of State or comparable Governmental Entity of its jurisdiction of organization;

(vii) evidence reasonably satisfactory to the Purchaser of the release of all Liens held by any Person against the property of the Company or any of its Subsidiaries;

(viii) all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, or notices to, any Governmental Entity or other Person set forth on Section 7.2(a)(viii) of the Disclosure Schedule;

(ix) IRS Form 8023 and any other forms executed by Parent or any of its Affiliates required to make the Tax Elections;

(x) a non-foreign affidavit sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code stating that the “transferor” (within the meaning of Section 1.1445-2 of the Treasury Regulations) of the Shares is not a “foreign person” as defined in Section 1445 of the Code;

(xi) the certificate referred to in Section 6.1(d);

(xii) the written consent of Oncor Electric Delivery Company LLC with respect to the Oncor Subcontract and the WTD Subcontract; and

(xiii) the acknowledgement of Parent and Seller to that certain Collateral Assignment of Rights under the Acquisition Documents in form and substance reasonably acceptable to lender to the Purchaser.

(b) Purchaser shall deliver:

(i) to Seller, copies of the resolutions of the Board of Directors of Purchaser, authorizing the execution, delivery and performance of this Agreement, certified by an executive officer of Purchaser;

(ii) to Seller, a duly executed copy of each Transaction Document;

(iii) to Seller, the Purchase Price less the Escrow Deposit Amount;

(iv) to the Escrow Agent, the Escrow Deposit Amount; and

(v) to Seller, the certificate referred to in Section 6.2(c).

ARTICLE VIII

INDEMNIFICATION

8.1 Survival. All representations, warranties, covenants, and agreements of the Parties made in this Agreement, including all exhibits and schedules attached hereto, and all agreements, documents, certificates and instruments executed and delivered in connection herewith (i) shall be deemed to have been relied upon by the Party or Parties to whom they are made, and shall survive the Closing as set forth in Section 8.1 below, and (ii) except as otherwise provided in this Agreement, all such representations, warranties, covenants and agreements shall inure to the benefit of the Parties and their respective successors and permitted assigns. The representations and warranties of the Parties contained in this Agreement, and in any certificate, schedule or document delivered pursuant to this Agreement, shall be deemed to have been relied on by the Parties, and shall survive the Closing for a period of eighteen (18) months; provided, however, that: (i) the representations and warranties contained in Section 3.17 (Taxes) shall survive the Closing and continue until thirty (30) days after the applicable statute of limitations period (giving effect to any waiver, mitigation or extension thereof); (ii) the representations and warranties contained in Sections 3.1 (Organization and Standing), 3.2 (Power and Authority; Binding Agreement), 3.5 (Title to Shares), 3.6 (Capitalization), 3.7 (Subsidiaries), 3.12(a), (d), and (e) (Assets other than Real Property), and 3.23 (Brokers) shall survive the Closing for the applicable statute of limitations period (giving effect to any waiver, mitigation or extension thereof); (iii) the representations and warranties contained in Section 3.19 (Benefit Plans) shall survive the Closing and continue until the third (3rd) anniversary of the Closing Date; and (iv) the representations and warranties contained in Section 3.21 (Environmental Matters) and Section 3.24 (Certain Business Practices) shall survive the Closing and continue until the fourth (4th) anniversary of the Closing Date. The covenants and agreements of the Parties contained in this Agreement, and in any certificate, schedule or document delivered pursuant to this Agreement shall survive the Closing until they have been performed or satisfied or, if the applicable covenant or agreement has a stated term, during such stated term and thereafter until thirty (30) days after all applicable statutes of limitation (giving effect to any waiver, mitigation or extension thereof) bar any claims of any kind or nature regardless of the forum in which asserted. Notwithstanding anything to the contrary contained herein, if written notice of any claim for indemnification hereunder has been delivered in accordance herewith prior to the expiration of the applicable survival period set forth above, the applicable representations, warranties, covenants, agreements and indemnification obligations shall continue with respect to such claim until the final resolution and satisfaction of such claim in accordance with the provisions of this Article VIII, and the Indemnifying Person shall indemnify the Indemnified Party for all Losses incurred in respect of such claim (subject to any applicable limitations herein), regardless of when the Losses related to such claim are incurred. Notwithstanding the foregoing, any representation or warranty in respect of which indemnity may be sought under this Article VIII, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 8.1 if a written notice relating to the inaccuracy or breach thereof giving rise to such right or potential right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time. In any such case, such representation or warranty shall survive, only for the purposes of claims for indemnity related to such inaccuracy or breach and not for the purposes of claims for indemnity related to any other inaccuracy or breach, until any claim for indemnity related to such inaccuracy or breach is resolved.

8.2 Indemnification of Purchaser.

(a) Subject to Sections 8.4 and 8.5 of this Agreement, Seller shall indemnify Purchaser, its Affiliates (including the Company and its Subsidiaries) and each of their respective officers, directors, employees, stockholders, agents and Representatives (each, a “Purchaser Indemnified Party”) against, and hold each Purchaser Indemnified Party harmless from and against, any and all Losses suffered or incurred by such Purchaser Indemnified Party, arising from, relating to or otherwise in connection with the following (collectively, the “Purchaser Indemnifiable Losses”):

(i) any breach of any representation or warranty of Seller contained in this Agreement (subject to Section 8.2(h)) or in any other agreement or instrument executed and delivered by Seller pursuant to this Agreement (excluding the Transition Services Agreement);

(ii) any breach or failure to perform any covenant or agreement of Seller contained in this Agreement or in any other agreement or instrument executed and delivered by Seller pursuant to this Agreement (excluding the Transition Services Agreement);

(iii) Seller Taxes;

(iv) any Indebtedness of the Company and its Subsidiaries as of the Closing or Company Transaction Expenses, which are not paid by Seller; and

(v) any indemnification or similar obligation to any director, manager, officer, employee or equity owner of the Company or any of its Subsidiaries with respect to acts or omissions of such director, manager, officer, employee or equity owner occurring prior to the Closing, as provided in the Constitutive Documents of the Company and its Subsidiaries in effect as of the Closing.

(b) Purchaser’s aggregate remedy with respect to any and all Purchaser Indemnifiable Losses under Section 8.2(a)(i) with respect to all representations or warranties of Seller contained in this Agreement other than the Fundamental Representations (collectively, “Type A Losses”) shall not be recoverable unless and until the aggregate of all Type A Losses exceeds $1,000,000 (the “Deductible”), at which point Purchaser shall be entitled to recover Type A Losses only in excess of the Deductible.

(c) Purchaser’s aggregate remedy with respect to any and all Purchaser Indemnifiable Losses under Section 8.2(a)(i) with respect to Section 3.21 (Environmental Matters) (“Type B Losses”) shall not be recoverable unless and until the aggregate of all Type B Losses exceeds $250,000 (the “Environmental Deductible”), at which point Purchaser shall be entitled to recover Type B Losses only in excess of such Environmental Deductible.

(d) Purchaser’s aggregate remedy with respect to any and all Purchaser Indemnifiable Losses under Section 8.2(a)(i) with respect to the Fundamental Representations other than Section 3.21 (Environmental Matters), and under Section 8.2(a)(ii) (collectively, the “Carve Out Losses”) shall not be subject to any deductible.

(e) Purchaser’s aggregate remedy with respect to all Purchaser Indemnifiable Losses that are Type A Losses shall in no event exceed $6,000,000 (the “Cap”).

(f) Purchaser’s aggregate remedy with respect to all Purchaser Indemnifiable Losses under Section 8.2(a)(i) and Section 8.2(a)(ii), including Type A Losses, Type B Losses and the Carve Out Losses shall not exceed the Purchase Price.

(g) For the avoidance of doubt, all Purchaser Indemnifiable Losses (other than Type B Losses or any Loss contemplated by Section 8.2(h)), regardless of whether such Losses are Type A Losses or Carve Out Losses, and regardless of whether such Losses are indemnifiable pursuant to this Agreement or are not indemnifiable as a result of the limitation set forth in Section 8.2(b), shall be counted for purposes of satisfying the Deductible set forth in Section 8.2(b).

(h) Notwithstanding anything to the contrary in this Article VIII, Purchaser shall have no right or claim against Seller under this Agreement, and hereby waives, releases and discharges any right or claim against Seller, with respect to any and all Losses suffered or incurred by any Purchaser Indemnified Party arising from: (i) any warranty claim regarding any service or Product against the Company for which written notice was received on or after the Closing Date; (ii) the Dow Contracts, except arising out of a pre-Closing occurrence; (iii) any breach of representation or warranty of Seller contained in Section 3.3(a) solely with respect to noncontravention of any customer Contract requiring consent or notice and any amounts arising out of, resulting from or in connection with such noncontravention; (iv) the Warranty Reserve; and (v) changes in customer revenue after the Closing except to the extent arising out of, resulting from or in connection with a breach of a representation or warranty or covenant set forth in this Agreement.

(i) Notwithstanding anything to the contrary contained herein, the Cap and the deductibles set forth in subsections (b) and (c) above shall not apply to Purchaser Indemnifiable Losses arising from, relating to or otherwise in connection with (i) claims made by Purchaser against Seller for failure to pay any amount owed by Seller pursuant to Article II, (ii) for any fraud, willful or criminal misconduct or intentional misrepresentation by Seller or any of its Subsidiaries or any of their respective officers, directors, employees, equityholders, agents or Representatives or (iii) any claims arising pursuant to Section 8.2(a)(ii)-(v).

8.3 Indemnification of Seller.

(a) Purchaser shall indemnify Seller and each of its Affiliates and each of their respective officers, directors, employees, stockholders, agents and Representatives (each a “Seller Indemnified Party”) against and hold each Seller Indemnified Party harmless from any and all Losses suffered or incurred by any such Seller Indemnified Party arising from, relating to or otherwise in connection with (collectively, the “Seller Indemnifiable Losses”):

(i) any breach of any representation or warranty of Purchaser contained in this Agreement or in any other agreement or instrument executed and delivered by Purchaser pursuant to this Agreement; or

(ii) any breach or failure to perform any covenant or agreement of Purchaser contained in this Agreement or in any other agreement or instrument executed and delivered by Purchaser pursuant to this Agreement.

(b) Seller’s aggregate remedy with respect to any and all Seller Indemnifiable Losses under Sections 8.3(a)(i) and 8.3(a)(ii) shall not exceed the Purchase Price.

(c) Notwithstanding anything to the contrary contained herein, the limitation set forth in Section 8.3(b) above shall not apply to Seller Indemnifiable Losses arising from, relating to or otherwise in connection with (i) claims made for failure to pay any amount owed pursuant to Article II, and (ii) for any fraud, willful or criminal misconduct or intentional misrepresentation by Purchaser.

8.4 Indemnification Claims.

(a) In order for an Indemnified Party to be entitled to any indemnification provided for under Section 8.2 or 8.3 in respect of, arising out of or involving a Third Party Claim, such Indemnified Party shall with reasonable promptness notify the Indemnifying Person of such claim or demand; provided, however, that failure to give such prompt notification shall not affect the indemnification provided under Section 8.2 or 8.3, except to the extent (and only to the extent) the Indemnifying Person has been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party shall promptly deliver to the Indemnifying Person, copies of all written notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim; provided, however, that failure to promptly deliver such notices and documents shall not affect the indemnification provided under Section 8.2 or 8.3, except to the extent (and only to the extent) the Indemnifying Person has been actually prejudiced as a result of such failure. The Indemnifying Person shall be entitled to participate in the defense of such Third Party Claim at the Indemnifying Person’s expense, and at its option shall be entitled to assume the defense thereof by appointing counsel reasonably acceptable to the Indemnified Party to be the lead counsel in connection with such defense, provided, that the Indemnifying Party first enters into a written agreement satisfactory to the Indemnified Party pursuant to which the Indemnifying Party is unconditionally obligated to pay any Losses which may arise with respect to such Third Party Claim (subject to any applicable limitations herein). Notwithstanding the foregoing, the Indemnifying Person shall not be entitled to assume or control the defense of a Third Party Claim (and the Indemnified Party shall be entitled to maintain or assume control of the defense of such Third Party Claim) if (i) the Third Party Claim relates to criminal or quasi-criminal allegations; (ii) the Third Party Claim involves a customer, supplier or other material business relationship of an Indemnified Party; (iii) the Third Party Claim seeks non-monetary relief that is not merely incidental to the monetary relief that is sought; (iv) the Indemnified Party believes that the Losses relating to the claim could reasonably be expected to exceed the maximum amount that such Indemnified Party would then be entitled to recover under this Article VIII; (v) the Third Party Claim is a Tax Proceeding the defense of which cannot be conducted separately from the defense of any audit, claim or other proceeding involving Taxes that are not Seller Taxes or; (vi) the Third Party Claim involves the Indemnifying Person or its Affiliates as a party if counsel to the Indemnifying Person or Indemnified Party determines in good faith that joint representation would give rise to a conflict of interest. If the Indemnifying Person has assumed the defense of a Third Party Claim in accordance with the terms hereof, the Indemnified Party shall be entitled to participate in the defense of such claim at its own cost and expense and to employ counsel of its choice for such purpose, subject to the Indemnifying Person’s right to control the defense thereof (it being understood and agreed that, during the assumption of the defense by the Indemnifying Person and the non-existence of conditions (i)-(v) listed above, any counsel then, or continued to be, retained by the Indemnified Party shall be solely at the expense of the Indemnified Party, other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnifying Person assumes control of such defense or after the date, if any, that any of the above conditions (i)-(v) fails to be fulfilled).

(b) The Indemnifying Person shall not, without the prior written consent of the Indemnified Party, settle, compromise, consent to the entry of any judgment with respect to or offer to settle, compromise or consent to the entry of any judgment with respect to any Third Party Claim on a basis which (i) would result in injunctive or other equitable relief being imposed against any Indemnified Party, or a finding or admission of any violation of Law being made by any Indemnified Party or (ii) does not expressly and unconditionally release all Indemnified Parties from all liabilities and obligations with respect to such Third Party Claim, or (iii) in the case of a Tax Proceeding, could result in a Purchaser Indemnified Party incurring Taxes that are not Seller Taxes.

(c) In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement other than in respect of, arising out of or involving a Third Party Claim, such Indemnified Party shall deliver written notice of such claim pursuant to Section 11.3 below with reasonable promptness to the Indemnifying Person within the survival period (if there is an applicable survival period pursuant to Section 8.1 above); provided, however, that failure to give such notification shall not affect the indemnification provided under Section 8.2 or 8.3, except to the extent (and only to the extent) the Indemnifying Person has been actually prejudiced as a result of such failure. If the Indemnifying Person does not notify the Indemnified Party within thirty (30) Business Days following its receipt of such notice that the Indemnifying Person disputes its liability to the Indemnified Party, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Person under Section 8.2 or 8.3 and the Indemnifying Person shall pay or cause to be paid the amount of the Losses stated in such notice to the Indemnified Party on demand or, in the case of any notice in which the Losses (or any portion thereof) are estimated, on such later date when the amount of such Losses (or such portion thereof) becomes finally determined.

8.5 Limits on Indemnification.

(a) Notwithstanding anything in this Agreement to the contrary, no Indemnified Party shall be entitled to indemnification or reimbursement for any Losses under any provision of this Agreement for any amount to the extent (and only to the extent) such Indemnified Party has previously been indemnified or reimbursed for such amount by an unaffiliated third party or insurer under any other provision of this Agreement or otherwise. The amount of any indemnification for Losses payable under this Agreement will be net of (i) any accruals or reserves taken into account in the calculation of Final Net Working Capital and (ii) any amounts actually recovered by the Indemnified Parties as a group under any third party indemnification agreement or arrangement, policy of insurance or other collateral sources covering the Loss giving rise to the claim, including any costs or expenses (including reasonable fees and expenses of attorneys) incurred in connection with or as a result of collecting such proceeds, and the Parties agree to use their commercially reasonable efforts to obtain such recoveries. If, at any time subsequent to the Indemnified Party receiving an indemnity payment for a claim under this Agreement, the Indemnified Party receives payment in respect of the Loss underlying such claim through recovery, settlement or otherwise under or pursuant to any third party insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against a third party, the amount of such payment, less any costs or expenses (including reasonable fees and expenses of attorneys but net of any increases in premium resulting from such claims), incurred in connection with or as a result of collecting such payment, up to the amount of the indemnity payment previously received from the Indemnifying Person, will promptly be repaid by the Indemnified Party to the Indemnifying Person. Nothing under this Section 8.5(a) shall limit, delay or otherwise affect the rights of any Indemnified Party pursuant to this Article VIII.

(b) Except as otherwise provided in this Agreement, after the Closing, Seller shall have no rights against Purchaser, the Company or any of its Subsidiaries or any of their directors, managers, members, officers or employees (in their capacity as such), whether by reason of contribution, indemnification, subrogation or otherwise, in respect of any payment by Seller for Purchaser Indemnifiable Losses pursuant to this Agreement and shall not take any action against such Persons with respect thereto.

8.6 Exclusive Remedy. Except for (a) the Parties’ rights to seek specific performance pursuant to, and only to the extent set forth in Section 11.9, (b) the Parties’ obligations under Article II and (c) the Parties’ rights and remedies under the Transition Services Agreement, following the Closing, the remedies provided in this Article VIII, shall be the sole and exclusive remedies available to the Parties with respect to this Agreement and the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, in the case of fraud, willful or criminal misconduct or intentional misrepresentation, the Purchaser Indemnified Parties or the Seller Indemnified Parties, as applicable, shall have all remedies available under this Agreement or otherwise without giving effect to any of the limitations contained herein.

8.7 Materiality Qualifier. Notwithstanding anything to the contrary contained herein, solely for purposes of determining the amount of Losses arising from a breach of a representation or warranty for which the Purchaser Indemnified Parties or the Seller Indemnified Parties are entitled to indemnification under this Agreement (but not for purposes of determining whether a breach of representation or warranty exists), each representation and warranty contained in this Agreement shall be read without giving effect to any qualification that is based on materiality, including the words “material”, “Material Adverse Change”, “material adverse effect”, “in any material respect” and other uses of the word “material” or words of similar meaning.

8.8 No Damages on Multiples of Earnings. Notwithstanding any provision of this Agreement to the contrary, no Person shall be liable to any other Person for any lost profits or diminution of value calculated based on application of a multiplier, nor any special, exemplary, or punitive damages, except to the extent suffered by or claimed against a Seller Indemnified Person or Purchaser Indemnified Person as a result of a third party claim.

8.9 Payment. If any amount owed under this Article VIII is not paid within ten (10) Business Days of a final settlement among the Indemnifying Persons and the Indemnified Parties or upon a final adjudication determined by a court of competent jurisdiction that an indemnification obligation is owing by the Indemnifying Person to the Indemnified Party such amount shall bear interest at the rate of ten percent (10%) per annum, or, if less, the maximum rate permitted by applicable Law, and the Indemnifying Person shall reimburse the Indemnified Party for its costs or expenses (including reasonable legal fees) incurred in seeking to collect such amount, and no limitation in this Article VIII shall apply to any such reimbursement.

8.10 Tax Treatment of Indemnification Payments. Except as otherwise required by applicable Law, the Parties shall treat any indemnification payment made hereunder as an adjustment to the Purchase Price when and as paid unless a final “determination” (as defined in Section 1313(a) of the Code and any corresponding or similar applicable provision of state, local or non-U.S. Tax Law) with respect to Purchaser or Seller causes such payment not to be treated as an adjustment to or refund of the Purchase Price for Tax purposes.

ARTICLE IX

TAX MATTERS

The following provisions shall govern the allocation of responsibility as between Purchaser and Seller for certain Tax matters:

9.1 Tax Returns.

(a) Seller shall prepare and cause to be filed all Tax Returns of the Company and its Subsidiaries required to be filed for all Tax periods ending on or before the Closing Date and shall pay all Taxes shown as due thereon; provided that Seller shall (i) cause the Company and its Subsidiaries to be included in any consolidated, unitary or combined Tax Return that will include the operations of the Company and its Subsidiaries for any Pre-Closing Tax Periods and (ii) cause such Tax Returns to be prepared in a manner consistent with the past practice in preparing similar Tax Returns unless otherwise required by Applicable Law. Seller shall deliver to Purchaser for its review a draft of each such Tax Return of the Company and its Subsidiaries to be filed after the Closing Date not fewer than 14 days before the deadline for filing such Tax Return, including extensions (for the avoidance of doubt, Tax Returns of Seller’s parent entity shall not be subject to the delivery and review requirements of the foregoing sentence). Purchaser shall notify Seller in writing if it objects to any portion of the draft Tax Return within seven days after the draft Tax Return is delivered to Purchaser. If Seller does not receive a written objection (specifying in detail the nature of such objection) by the end of such seven-day period, Seller may file the Tax Return and such Tax Return shall be deemed final and binding as between the parties. If Purchaser notifies Seller that it objects to any portion of the draft Tax Return (specifying in detail the nature of such objection) on or before the end of such seven-day period, Purchaser and Seller shall attempt to mutually resolve any disagreements in good faith regarding such draft Tax Return. Any disagreements regarding the draft Tax Returns that are not resolved within an additional 10-day period by Seller and Purchaser shall be resolved by the Independent Accounting Firm, whose decision shall be final and whose fees shall be shared equally by Seller and Purchaser. The Tax Returns that are subject to any disagreement shall not be filed until such disagreement is resolved; provided, that, if such Tax Returns must be filed in order to avoid a penalty, such Tax Returns may be filed as prepared (with any changes to which Seller and Purchaser agree prior to the date of filing reflected therein), and, if further changes are agreed upon or required by the Independent Accounting Firm, then Seller shall amend such Tax Returns promptly to reflect such changes. Purchaser shall cause the Company and its Subsidiaries to cooperate fully and promptly in connection with Seller’s preparation of and the filing of all Tax Returns under this Section 9.1(a).

(b) Except as provided in Section 9.1(a), Purchaser shall cause the Company and its Subsidiaries to prepare and file all Tax Returns of the Company and its Subsidiaries due after the Closing Date. Purchaser shall deliver to Seller for its review a draft of each Tax Return of the Company and its Subsidiaries to be filed after the Closing Date that may give rise to any Tax liability in excess of $50,000 of the Company or its Subsidiaries for which Seller may be liable under this Agreement not fewer than 14 days before the deadline for filing such Tax Return, including extensions. Seller shall notify Purchaser in writing if it objects to any portion of the draft Tax Return within seven days after the draft Tax Return is delivered to Seller. If Purchaser does not receive a written objection by the end of such seven-day period, Purchaser may file the Tax Return. If Seller notifies Purchaser that it objects to any portion of the draft Tax Return on or before the end of such seven-day period, Purchaser and Seller shall attempt to mutually resolve any disagreements in good faith regarding such draft Tax Return. Any disagreements regarding the draft Tax Returns that are not resolved within an additional 10-day period by Seller and Purchaser shall be resolved by the Independent Accounting Firm, whose decision shall be final and whose fees shall be shared equally by Seller and Purchaser. The Tax Returns that are subject to any disagreement shall not be filed until such disagreement is resolved; provided, that, if such Tax Returns must be filed in order to avoid a penalty, such Tax Returns may be filed as prepared (with any changes to which Seller and Purchaser agree prior to the date of filing reflected therein), and, if further changes are agreed upon or required by the Independent Accounting Firm, then Purchaser shall amend such Tax Returns promptly to reflect such changes. Upon Purchaser’s receipt of any refund of Taxes with respect to any Tax Returns of the Company and its Subsidiaries required to be filed for Tax periods ending on or before the Closing Date that were paid by the Company or any of its Subsidiaries on or prior to the Closing Date or by Seller pursuant to this Agreement, Purchaser shall pay such refund (minus any costs or Taxes incurred in obtaining or receiving the refund) to Seller within five (5) days of the receipt of such refund, except to the extent such refund was taken into account as a current asset in the final determination of the Net Working Capital Amount or is attributable to carry back items existing in a taxable period or portion thereof beginning after the Closing Date; provided that if any such refund is subsequently disallowed by the relevant Taxing Governmental Entity (a “Disallowed Tax Refund”), the Seller shall pay to the Purchaser an amount equal to such Disallowed Tax Refund within five (5) days of such disallowance.

9.2 Liability for Taxes. Seller shall be responsible for, and not later than five (5) days prior to the due date for payment of Taxes with respect to any Tax Return required hereunder to be filed by Purchaser, the Seller shall pay to the Purchaser all Taxes of the Company and its Subsidiaries for any Pre-Closing Tax Period, including Seller’s portion (as determined under Section 9.3) of all Taxes of the Company and its Subsidiaries for any Tax period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”) to the extent such Taxes (a) are not included as a current liability for purposes of computing the Closing Net Working Capital and (b) are not otherwise satisfied by or on behalf of Seller or any of its Affiliates other than any Taxes in respect of a breach of a representation or warranty pursuant to Section 8.2(a)(i). Purchaser shall be responsible for all Taxes of the Company and its Subsidiaries for any Post-Closing Tax Period, including its portion (as determined under Section 9.3) of all Taxes of the Company and its Subsidiaries for any Straddle Period.

9.3 Apportionment of Taxes.

(a) With respect to any Straddle Period, the Taxes of the Company and its Subsidiaries attributable to such Straddle Period shall be apportioned between the portion of the Straddle Period that begins on the first day of the Straddle Period and ends on the Closing Date (the “Pre-Closing Straddle Period”), which portion shall be the responsibility of Seller, and the portion of the Straddle

Period that begins on the day immediately following the Closing Date and ends on the last day of the Straddle Period (the “Post-Closing Straddle Period”), which portion shall be the responsibility of Purchaser.

(b) In the case of Income Taxes, sales and use Taxes, and Taxes based on gross or net receipts or payments, the portion of the Tax allocated to the Pre-Closing Straddle Period shall equal the amount that would be payable if the Straddle Period ended on the last day of the Pre-Closing Straddle Period by means of closing the books and records of the Company and its Subsidiaries (and treating the Tax Periods of any partnership, pass-through entity or controlled foreign corporation within the meaning of Section 957 of the Code as ending) as of the last day of the Pre-Closing Straddle Period; provided, that all permitted allowances, exemptions and deductions that are normally computed on the basis of an entire year or period (such as depreciation and amortization deductions) shall accrue on a daily basis and shall be allocated between the Pre-Closing Straddle Period and the Post-Closing Straddle Period in proportion to the number of days in each such period.

(c) In the case of Taxes not described in Section 9.3(b), the portion of the Tax allocated to the Pre-Closing Straddle Period shall equal the amount of Tax for the entire Straddle Period multiplied by the ratio of the number of days during the Pre-Closing Straddle Period to the number of days during the entire Straddle Period.

(d) Notwithstanding the foregoing provisions of this Section 9.3, any deductions for Income Tax purposes that are attributable to the payment of bonuses, other compensation, the write off of capitalized financing fees and any other deductions that arise on the Closing Date as a result of the transaction contemplated by this Agreement, shall be taken into account in the Pre-Closing Straddle Period.

(e) This Section 9.3 shall apply mutatis mutandis to any Tax refunds, Tax credits or other Tax benefits to which the Company or any of the Company Subsidiaries may be entitled.

9.4 Cooperation on Tax Matters. In connection with the preparation of Tax Returns, audit examinations, and any administrative or judicial proceedings relating to the Taxes imposed on the Company and its Subsidiaries for all Pre-Closing Tax Periods, all Straddle Periods and all Post-Closing Tax Periods, Purchaser, the Company and its Subsidiaries, on the one hand, and Seller, Parent and their Affiliates, on the other hand, shall cooperate fully with each other, including furnishing or making available during normal business hours records, personnel (as reasonably required), books of account, powers of attorney and/or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by Taxing Governmental Entities as to the imposition of Taxes. Purchaser shall provide Seller, and Seller shall provide Purchaser, with the information that each is respectively required to report under section 6043A of the Code or any other applicable Tax rule. After the Closing, Seller may deliver to Purchaser certain U.S. Tax information requests in a similar manner provided to the Company and its Subsidiaries in previous years in order to comply with Seller’s U.S. Tax and other reporting obligations and Purchaser shall use reasonable efforts to promptly complete such information requests as is required for Seller to comply with Seller’s U.S. Tax or other reporting obligations.

9.5 Allocation of Purchase Price. For purposes of the Tax Elections, within sixty (60) days following the final determination of Net Working Capital Amount in accordance with Section 2.5, Purchaser shall provide Parent with a proposed allocation of the “adjusted grossed-up basis” as defined in Treasury Regulations Section 1.338-5(a) (“AGUB”) among the assets of the Company (and its Subsidiaries, as applicable) in accordance with Treasury Regulations Sections 1.338-6 and 1.338-7 and the principles set forth on Exhibit 9.5 (as finally determined pursuant to this Section 9.5 and including any subsequent adjustment thereto pursuant to this Section 9.5, the “Allocation Schedule”). In the case of any adjustment to the AGUB requiring an amendment to the Allocation Schedule, Purchaser shall prepare such amendment and such amended Allocation Schedule shall, subject to the review and dispute resolution provisions of this Section 9.5, become the Allocation Schedule. Upon receipt from Purchaser, Parent shall have thirty (30) days to review the determinations set forth in the Allocation Schedule (the “Allocation Review Period”). If Parent disagrees with any of Purchaser’s determinations set forth in the Allocation Schedule, Parent shall, on or prior to the last day of the Allocation Review Period, deliver a written notice to Purchaser (the “Allocation Notice of Objection”), setting forth its objections. Unless Parent delivers the Allocation Notice of Objection to Purchaser within the Allocation Review Period, Parent shall be deemed to have accepted the determinations set forth in the Allocation Schedule as proposed by Purchaser. If Parent delivers the Allocation Notice of Objection to Purchaser within the Allocation Review Period, Purchaser and Parent shall, during the thirty (30) days following such delivery or any mutually agreed extension thereof, use their commercially reasonable efforts to reach agreement on the disputed determinations. At the end of any such period or any mutually agreed extension thereof, any remaining disputes between Purchaser and Parent regarding the Allocation Schedule shall be resolved by the Independent Auditor in accordance with the dispute resolution mechanism set forth in Section 2.5(a). Neither Parent nor Purchaser shall take any position (whether in audits, Tax Returns or otherwise, and, in the case of Parent, in determining the “aggregate deemed sales price” within the meaning of Treasury Regulations Section 1.338-4) that is inconsistent with the Tax Elections and the Allocation Schedule, as finally determined pursuant to this Section 9.5 (including any amended Allocation Schedule, if applicable) unless required to do so by a Tax Determination.

9.6 Transfer Taxes. Seller shall be responsible for the payment of any and all transfer, documentary, sales, use, stamp, goods and services, registration and other Taxes and administrative fees (including any penalties and interest) incurred in connection with this Agreement (together, “Transfer Taxes”).

9.7 Tax Sharing Agreements. All Tax allocation, sharing, distribution, gross-up or indemnity Contracts or similar agreements (excluding, for the avoidance of doubt, this Agreement) between the Company or any of its Subsidiaries, on the one hand, and Seller or any of its Affiliates, on the other hand, shall be terminated as of the Closing Date and, after the Closing Date, the Company and its Subsidiaries shall not be bound thereby or have any liability thereunder.

9.8 Amendments. Except as otherwise required by Law, Purchaser and the Company shall not amend any Tax Return for the Company for any period ending on or prior to the Closing Date without Seller’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

ARTICLE X

TERMINATION

10.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Purchaser and Seller;

(b) by Purchaser by giving written notice to Seller at any time if the Closing shall not have occurred on or before the later of (i) March 19, 2015, or (ii) the date falling two (2) Business Days following the delivery of Updated Schedules to the Purchaser under Section 5.19 (the later thereof, the “Termination Right Date”) by reason of the failure of any condition precedent under Section 6.1, or if any such condition becomes impossible to fulfill (in each case, unless the failure or impossibility results primarily from Purchaser breaching any representation, warranty, covenant or agreement contained in this Agreement); or

(c) by Seller by giving written notice to Purchaser at any time if the Closing shall not have occurred on or before the later of (i) March 23, 2015, or (ii) the Termination Right Date by reason of the failure of any condition precedent under Section 6.2 or if any such condition becomes impossible to fulfill (in each case, unless the failure or impossibility results primarily from Seller breaching any representation, warranty, covenant or agreement contained in this Agreement).

10.2 Effect of Termination. Termination of this Agreement pursuant to Section 10.1 shall terminate all obligations of the Parties hereunder, without liability of either Party to the other Party (except for the liability of either Party then in breach), except for obligations under Section 5.2 (Publicity), Section 11.11 (Fees and Expenses) and this Section 10.2.

ARTICLE XI

MISCELLANEOUS

11.1 Entire Agreement; Amendment; Waiver. This Agreement and the Transaction Documents contain the entire agreement among the Parties to this Agreement with respect to the transactions contemplated in this Agreement and shall only be modified or amended by an instrument in writing signed by or on behalf of the Parties to this Agreement. No failure of any Party to exercise any right or remedy given to such Party under this Agreement or otherwise available to such Party or to insist upon strict compliance by any other Party with its obligations hereunder, and no custom or practice of the Parties in variance with the terms hereof, shall constitute a waiver of any Party’s right to demand exact compliance with the terms hereof. Any written waiver shall be limited to those items specifically waived therein and shall not be deemed to waive any future breaches or violations or other non-specified breaches or violations unless, and to the extent, expressly set forth therein.

11.2 Section Headings; Interpretation. Reference in this Agreement to a Section, Article, or Schedule, unless otherwise indicated, shall constitute references to a Section or an Article of this Agreement or a Section of the Disclosure Schedule, as the case may be. The section headings and article titles contained in this Agreement are for convenience of reference only and do not form a part of this Agreement and shall not affect in any way the meaning or the interpretation of this Agreement. Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “herein” “hereinafter,” and “hereunder,” and words of similar import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The singular of a term shall also include the plural of that term and the plural shall also include the singular and the masculine shall include the feminine, unless the context clearly indicates otherwise. The schedule numbers in the Disclosure Schedule correspond to the section numbers in this Agreement; provided, however, that any information disclosed in one section of the Disclosure Schedule constitutes disclosure for purposes of all other sections of the Disclosure Schedule where cross reference of scheduled items is included or where such applicability is readily apparent on the face of such disclosure. The Parties intend that each representation, warranty, covenant and agreement contained herein shall have independent significance. If any Party has breached any representation, warranty, covenant or agreement contained herein in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, covenant or agreement. All uses of “written” contained in Articles III and IV shall be deemed to include information transmitted via electronic mail, facsimile or other electronic transmission.

11.3 Notices. Any notice hereunder shall be in writing and shall be deemed given if personally delivered to the other Party (effective upon delivery), or if delivered by confirmed facsimile (effective on the next Business Day after transmission) or by recognized overnight courier service (charges prepaid) (effective one (1) Business Day after delivery to the service), addressed to the Parties as follows:

To Seller:	Willbros T&D Holdings, LLC 4400 Post Oak Parkway, Suite 1000 Houston, Texas 77027 Facsimile: 713-403-8136 Attention: General Counsel

With copies to:	Conner & Winters, LLP 4000 One Williams Center Tulsa, Oklahoma 74172-0148 Facsimile: 918-586-8636 Attention: Kathryn J. Kindell, Esq.

To Parent:	Willbros Group, Inc. 4400 Post Oak Parkway, Suite 1000 Houston, Texas 77027 Facsimile: 713-403-8136 Attention: General Counsel

With copies to:	Conner & Winters, LLP 4000 One Williams Center Tulsa, Oklahoma 74172-0148 Facsimile: 918-586-8636 Attention: Kathryn J. Kindell, Esq.

To Purchaser:	Novinium, Inc. 1221 29th St. NW Auburn, Washington 98001 Facsimile: (206) 774-9754 Attention: Glen Bertini

With copies to:	Davis Wright Tremaine LLP 1201 Third Avenue, Suite 2200 Seattle, Washington 98101 Facsimile: (206) 757-8178 Attention: Ryan J. York, Esq.

or to such other address as any Party notifies the other Party in accordance herewith.

11.4 No Presumption Against Drafter. Each of the Parties to this Agreement has participated in the negotiation and drafting of this Agreement. In the event there arises any ambiguity or question of intent or interpretation with respect to this Agreement, this Agreement shall be construed as if drafted jointly by all of the Parties to this Agreement and no presumptions nor burdens of proof shall arise favoring any Party by virtue of the authorship of any of the provisions of this Agreement.

11.5 Nonassignability. This Agreement shall not be assigned by either Party, by operation of law or otherwise, without the prior written consent of the other Parties, except that the rights and obligations of Purchaser hereunder may be assigned to (a) any Affiliate of Purchaser, (b) any direct or indirect purchaser of all or substantially all of the assets of the Company and its Subsidiaries or (c) any lender to Purchaser and/or any the Company or its Subsidiaries as security for borrowings, provided that no such assignment of rights and obligations contemplated by any of clauses (a) – (c) shall relieve Purchaser of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties to this Agreement and their respective successors and permitted assigns.

11.6 No Third Party Beneficiaries. Except as otherwise expressly provided in this Agreement, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing in this Agreement expressed or implied shall give or be construed to give to any Person, other than the Parties and such successors and assigns, any legal or equitable rights hereunder, provided, however, that any provider of debt financing to Purchaser that is included in the Purchase Price shall be third party beneficiaries of, and shall be entitled to enforce the provisions of, Sections 11.6, 11.7, 11.8, and 11.9, and provided, further, that (i) the Sponsors shall be third party beneficiaries of, and shall be entitled to enforce the provisions of, Section 5.2, (ii) the Releasees shall be third party beneficiaries of, and shall be entitled to enforce the provisions of, Section 5.8, and (iii) any Person entitled to indemnification under Article VIII shall be third party beneficiaries of, and shall be entitled to enforce the provisions of Article VIII.

11.7 Governing Law. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SUCH STATE.

11.8 Jurisdiction and Venue; Waiver of Jury Trial. EXCEPT AS SET FORTH IN SECTION 2.5(a) OF THIS AGREEMENT, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT AND EACH OF THE TRANSACTION DOCUMENTS SHALL BE BROUGHT IN, AND EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS WITH RESPECT TO THIS AGREEMENT TO THE EXCLUSIVE JURISDICTION OF, THE DELAWARE COURT OF CHANCERY IN NEW CASTLE COUNTY, OR IN THE EVENT (BUT ONLY IN THE EVENT) THAT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION OVER SUCH ACTION, THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE. EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN ANY SUCH COURT OF ANY SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT. A FINAL JUDGMENT IN ANY SUCH ACTION OR LEGAL PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUCH ACTION OR LEGAL PROCEEDING. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY FURTHER WAIVES ANY RIGHT TO SEEK TO CONSOLIDATE ANY PROCEEDING IN WHICH A JURY TRIAL HAS BEEN

WAIVED WITH ANY OTHER PROCEEDING IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED OR WARRANTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.8.

11.9 Specific Performance. The Parties hereby agree that irreparable damage may occur in the event that any provisions of Section 2.5, Article V, Article IX or Article XI of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damage. Accordingly, the Parties to this Agreement acknowledge and hereby (a) agree that, in the event of any breach or threatened breach by Seller or Purchaser or any of their Affiliates of Section 2.5, Article V, Article IX or Article XI of this Agreement, Seller or Purchaser, as the case may be, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of such Sections by the other Party, and to specifically enforce the terms and provisions of such Sections to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other Party under this Agreement, and (b) waive any requirement for (i) security or the posting of any bond in connection with any such remedy, (ii) showing actual damages and (iii) showing that monetary damages are an inadequate remedy. The Parties further agree that by seeking the remedies provided for in this Section 11.9, a Party shall not in any respect waive its right to seek any other form of relief that may be available to such Party under this Agreement, including monetary damages.

11.10 Severability. If any term or provision of this Agreement shall, to any extent, be held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall not be affected thereby and this Agreement shall be deemed severable and shall be enforced otherwise to the full extent permitted by law.

11.11 Fees and Expenses. Each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated by this Agreement and Seller will bear the Company Transaction Expenses, provided that Purchaser shall pay all fees and expenses of the Escrow Agent pursuant to the Escrow Agreement.

11.12 Cooperation. The Parties agree to use their respective commercially reasonable efforts to cooperate with requests from the other Parties in connection with this Agreement and the transactions contemplated thereby.

11.13 Maintenance of Books and Records. For seven (7) years following the Closing: (a) Purchaser shall retain the Company’s records, as they exist as of the Closing and (b) upon Seller’s reasonable request, Purchaser shall provide to Seller, or make available to Seller for viewing and copying (at Seller’s expense), records and information which are reasonably relevant to any proceeding or other matter and make employees available, during normal business hours and upon reasonable notice, to provide additional information and explanation of any material provided hereunder, provided that in each case such access does not unreasonably interfere with the conduct of the business of Purchaser or its Affiliates. For seven (7) years following the Closing: (a) Seller shall, and shall cause its Affiliates to, retain records relating to the Company, its Subsidiaries or the Business, as they exist as of the Closing (to the extent not delivered to Purchaser at Closing pursuant to Section 7.2(a)(v)) and (b) upon Purchaser’s reasonable request, Seller shall provide to Purchaser, or make available to Purchaser for viewing and copying (at Purchaser’s expense), such records and information which are reasonably relevant to any proceeding or other matter and make employees, during normal business hours and upon reasonable notice, to provide additional information and explanation of any material provided hereunder, provided that in each case such access does not unreasonably interfere with the conduct of the business of Seller or its Affiliates. Notwithstanding the foregoing, (a) nothing herein shall require either Party to disclose information (i) if such disclosure would jeopardize attorney-client or other legal privilege or contravene applicable Law or (ii) in the event such information relates to any matter which is the subject of a dispute or Legal Proceeding involving the Parties, in which case the applicable rules of discovery shall apply and (b) records required to be maintained pursuant to this Section may be destroyed in accordance with the regular document-retention policies of Purchaser or Seller, as the case may be, provided that the Party proposing to destroy such records shall first give written notice to the other Party of its intent to destroy such records, specifying in reasonable detail the contents of the records to be destroyed. The Party receiving such notice shall thereupon have thirty (30) days following such notice to object and to agree in writing to take possession of the records proposed for destruction. Upon receipt of such objection/agreement, the Party proposing to destroy the records in question shall transfer the records to the objecting Party, who shall be responsible for payment of all reasonable shipping and other expenses in connection therewith. If the Party receiving such notice fails to respond or object to the destruction of such records, the Party proposing to destroy such records may destroy such records.

11.14 Counterparts. This Agreement and the Transaction Documents may be executed in one or more counterparts and may be delivered by electronic transmission, including facsimile or e-mail of an image file, each of which shall be deemed to constitute an original and shall become effective when one or more counterparts have been signed by each Party to this Agreement and delivered to the other Parties.

11.15 Parent Guaranty. Parent agrees to take all actions necessary to cause Seller to perform all of its agreements, covenants and obligations under this Agreement (the “Guaranteed Obligations”), including, without limitation, the obligations of Seller set forth in Article II, Article V and Article VIII of this Agreement (subject to such survivability periods and other limitations as set forth therein and elsewhere in this Agreement). Parent unconditionally and irrevocably guarantees as a primary obligation to the Purchaser Indemnified Parties the full, complete, and punctual performance by Seller of such Guaranteed Obligations. Parent waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Seller, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 11.15. Parent further agrees that the Guaranteed Obligations may be amended, modified, assigned, extended or renewed, in whole or in part, pursuant to the terms of this Agreement and with notice of any such amendment, modification, assignment, extension, or renewal of any such obligation, will remain bound by this guarantee. The obligations of Parent hereunder shall not be affected by (i) the failure of any Purchaser Indemnified Party to assert any claim or demand or to enforce any right or remedy against Seller or any other guarantor under the provisions of this Agreement or any other agreement or otherwise, (ii) any extension or renewal of any provision hereof or thereof, (iii) the failure of any Purchaser Indemnified Party to obtain the consent of Parent with respect to any rescission, waiver, compromise, amendment or modification of any of the terms or provisions of this Agreement or of any other agreement, (iv) the failure of any Purchaser Indemnified Party to exercise any right or remedy against any other guarantor of the Guaranteed Obligations, or (v) the release or substitution of any other guarantor. Parent unconditionally and irrevocably waives each and every defense and setoff of any nature which under the principle of guaranty or otherwise would operate to impair or diminish in any way the obligations of Parent under this Section 11.15 other than any defense of Seller to which Parent is entitled hereunder. Parent represents and warrants that (a) Parent has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder, (b) the execution and delivery by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Parent, and no other proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, and (c) this Agreement has been duly executed and delivered by Parent and, assuming the due execution of this Agreement by the other Parties, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be subject to or limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting enforcement of creditors’ rights generally.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized representatives as of the date first written above.

NOVINIUM, INC.

By:	/s/ Glen Bertini
Name:	Glen Bertini
Title:	Chief Executive Officer

WILLBROS UTILITY T&D HOLDINGS, LLC

By:	/s/ Peter W. Arbour
Name:	Peter W. Arbour
Title:	Authorized Officer

WILLBROS GROUP, INC. (solely with respect to Section 5.1, Section 5.2, Section 5.4(c), Section 5.5, Section 5.6, Section 5.8, Section 9.5 and Article XI)

By:	/s/ Peter W. Arbour
Name:	Peter W. Arbour
Title:	Authorized Officer

The following schedules and exhibits have been omitted, and the Registrant agrees to furnish supplementally a copy of such omitted schedules and exhibits to the Securities and Exchange Commission upon its request.

Disclosure Schedule Index:

Section 1.1(a)	-	Exclusions from Indebtedness
Section 1.1(b)	-	Net Working Capital Amount (Example of Calculation)
Section 2.3	-	Closing Payment Statement (Example of Calculation)
Section 2.4(a)	-	Payoff Letters
Section 3.1	-	Jurisdictions where Company Qualified
Section 3.3(a)	-	Noncontravention
Section 3.4	-	Compliance with Laws
Section 3.5	-	Title to Shares
Section 3.6(a)	-	Capitalization of Company Subsidiaries
Section 3.7(a)	-	Company Subsidiaries
Section 3.7(b)	-	Jurisdictions where Company Subsidiaries Qualified
Section 3.9(a)	-	Financial Statements
Section 3.9(b)(i)	-	Financial Statements – GAAP
Section 3.9(b)(ii)	-	Financial Statements – Reserves
Section 3.9(b)(iii)	-	Financial Statements – Notes and Accounts Receivables
Section 3.9(d)	-	Indebtedness
Section 3.10	-	Absence of Changes or Events
Section 3.11	-	Undisclosed Liabilities
Section 3.12(a)	-	Assets other than Real Property
Section 3.12(c)	-	Sufficiency of Assets
Section 3.12(d)	-	Property and Assets Used by the Company
Section 3.13	-	Leased Real Property
Section 3.14(a)	-	Material Contracts
Section 3.14(b)	-	Claims under Material Contracts
Section 3.15(a)	-	Intellectual Property
Section 3.15(b)(i)	-	Listed Intellectual Property
Section 3.15(b)(ii)	-	Company and Third Party Intellectual Property Licenses
Section 3.15(c)	-	Proceedings Related to Company Owned Intellectual Property
Section 3.15(e)	-	Infringement
Section 3.15(f)	-	Third Party Intellectual Property
Section 3.16(a)	-	Legal Proceedings Pending/Threatened Against the Company
Section 3.16(b)	-	Legal Proceedings Pending/Threatened By the Company
Section 3.16(c)	-	Legal Proceedings Resolved in Last Three Years
Section 3.17	-	Taxes
Section 3.17(c)	-	Tax Jurisdictions; Tax Proceedings
Section 3.17(d)	-	Tax Extensions, Penalties, Waivers
Section 3.18	-	Insurance
Section 3.19(a)(1)	-	Company U.S. Benefit Plans
Section 3.19(a)(2)	-	Non-Company U.S. Benefit Plans
Section 3.19(a)(3)	-	Foreign Plans

Section 3.19(a)(4)	-	Unwritten U.S. Benefit Plans
Section 3.19(b)(i)	-	Applicable U.S. Benefit Plans - Compliance
Section 3.19(b)(ii)	-	Applicable U.S. Benefit Plans - Pension Plans
Section 3.19(c)	-	Post-Termination Health or Life Insurance Coverage
Section 3.19(f)	-	Applicable U.S. Benefit Plans - Amendment or Termination
Section 3.19(g)	-	Applicable U.S. Benefit Plans - Contributions and Payments
Section 3.19(h)	-	Applicable U.S. Benefit Plans - Legal Proceedings
Section 3.19(j)	-	Controlled Group Liability
Section 3.20(a)	-	Collective Bargaining Units; Unions
Section 3.20(e)(i)	-	Employees of Seller after the Closing Date
Section 3.20(e)(ii)	-	Employee Termination Payments
Section 3.20(e)(iii)	-	Unpaid Amounts
Section 3.22(a)	-	Affiliate Transactions
Section 3.22(b)	-	Transactions with Seller and its Affiliates
Section 3.22(c)	-	Company Obligations to Seller or its Affiliates
Section 3.23	-	Brokers
Section 3.25	-	Export
Section 3.26(a)	-	Customers
Section 3.26(b)	-	Suppliers
Section 3.26(c)	-	Customer or Supplier Modifications
Section 3.28(a)	-	Bank Accounts
Section 3.28(b)	-	Trade Names
Section 3.29(a)	-	Product Liability Lawsuits
Section 5.11	-	Contract Matters
Section 5.17	-	Pre-Closing Activities
Section 5.18	-	Consent Parties
Section 7.2(a)(viii)	-	Approvals

Exhibit Index:

Exhibit 9.5	-	Allocation Schedule